                                                                    Exhibit 2.16



                            SHARE PURCHASE AGREEMENT

                                  By and Among

                         U.S.A. Floral Products, Inc.,

                         David L. Jones Wholesale, Ltd.

                                      and

                         The Shareholders Named Therein


                              dated April 3, 1998
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                               Table of Contents
                                                                            Page
                                                                            ----

1.  THE SALE AND PURCHASE OF SHARES; THE LOAN.................................1
         1.1   The Share Sale and Loan........................................1
         1.2   Purchase Price.................................................1
         1.3   Certain Information with Respect to Capital of the Company.....4

2.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS...................................4
         2.1   Post-Closing Adjustment to Initial Consideration...............4
         2.2   Pledged Assets.................................................5
         2.3   Shareholders' Representative...................................6

3.  CLOSING...................................................................7
         3.1   Place and Date of Closing......................................7
         3.2   Closing Deliveries.............................................7

4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS........7
         4.1   Due Organization...............................................7
         4.2   Authorization; Validity........................................8
         4.3   No Conflicts...................................................8
         4.4   Capital Stock of the Company...................................9
         4.5   Transactions in Capital Stock..................................9
         4.6   Subsidiaries, Stock, and Notes.................................9
         4.7   Predecessor Status............................................10
         4.8   Absence of Claims Against the Company.........................10
         4.9   Company Financial Conditions..................................10
         4.10  Financial Statements..........................................10
         4.11  Liabilities and Obligations...................................10
         4.12  Accounts and Notes Receivable.................................11
         4.13  Books and Records.............................................11
         4.14  Permits.......................................................11
         4.15  Real Property.................................................12
         4.16  Fixed Assets..................................................15
         4.17  Intellectual Property.........................................15
         4.18  Material Contracts and Commitments............................17
         4.19  Government Contracts..........................................18
         4.20  Insurance.....................................................19
         4.21  Labor and Employment Matters..................................19
         4.22  Employee Benefit Plans........................................20
         4.23  Conformity with Law; Litigation...............................22
         4.24  Restrictive Covenants.........................................23
         4.25  Taxes.........................................................23
         4.26  Absence of Changes............................................25
         4.27  Deposit Accounts; Powers of Attorney..........................27

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         4.28  Environmental Matters.........................................27
         4.29  Relations with Governments....................................29
         4.30  Disclosure....................................................29
         4.31  USFloral Prospectus; Securities Representations;
               Resale Restrictions...........................................29
         4.32  Affiliates....................................................30
         4.33  Location of Chief Executive Offices...........................30
         4.34  Location of Equipment and Inventory...........................30
         4.35  Securities Law Matters........................................30

5.  REPRESENTATIONS OF USFLORAL..............................................30
         5.1   Due Organization..............................................30
         5.2   USFloral Common Stock.........................................31
         5.3   Authorization; Validity of Obligations........................31
         5.4   No Conflicts..................................................31
         5.5   Capitalization of USFloral and Ownership of USFloral Stock....31

6.  COVENANTS................................................................32
         6.1   Tax Matters...................................................32
         6.2   Related Party Agreements......................................33
         6.3   Cooperation...................................................33
         6.4   Conduct of Business Pending Closing...........................34
         6.5   Access to Information.........................................34
         6.6   Prohibited Activities.........................................35
         6.7   Notice to Bargaining Agents...................................36
         6.8   Sales of USFloral Common Stock................................36
         6.9   USFloral Stock Options........................................38
         6.10  Canadian Securities Filings...................................38
         6.11  Composition of Board of Directors.............................38

7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL......................38
         7.1   Representations and Warranties; Performance of Obligations....38
         7.2   No Litigation.................................................39
         7.3   No Laws.......................................................39
         7.4   No Material Adverse Change....................................39
         7.5   Consents and Approvals........................................39
         7.6   Opinion of Counsel............................................39
         7.7   Charter Documents.............................................39
         7.8   Due Diligence Review..........................................40
         7.9   Delivery of Closing Financial Certificate.....................40
         7.10  Employment Agreements.........................................40
         7.11  Shareholders' Release.........................................40
         7.12  Related Party Agreements......................................40

                                      ii
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8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
    SHAREHOLDERS.............................................................41
          8.1  Representations and Warranties; Performance of Obligations....41
          8.2  No Litigation.................................................41
          8.3  Consents and Approvals........................................41
          8.4  Employment Agreements.........................................41

9.  INDEMNIFICATION..........................................................41
          9.1  General Indemnification by the Shareholders...................41
          9.2  Limitation and Expiration.....................................43
          9.3  Indemnification Procedures....................................44
          9.4  Survival of Representations Warranties and Covenants..........46
          9.5  Remedies Cumulative...........................................46
          9.6  Right to Set Off..............................................46

10. NONCOMPETITION...........................................................46
         10.1  Prohibited Activities.........................................46
         10.2  Damages.......................................................47
         10.3  Reasonable Restraint..........................................47
         10.4  Severability; Reformation.....................................47
         10.5  Independent Covenant..........................................47
         10.6  Materiality...................................................48

11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION................................48
         11.1  Shareholders..................................................48
         11.2  USFloral......................................................48
         11.3  Damages.......................................................48

12. GENERAL..................................................................48
         12.1  Termination...................................................49
         12.2  Effect of Termination.........................................49
         12.3  Successors and Assigns........................................49
         12.4  Entire Agreement; Amendment; Waiver...........................50
         12.5  Counterparts..................................................50
         12.6  Brokers and Agents............................................50
         12.7  Expenses......................................................50
         12.8  Specific Performance; Remedies................................50
         12.9  Notices.......................................................50
         12.10 Governing Law.................................................51
         12.11 Severability..................................................52
         12.12 Absence of Third Party Beneficiary Rights.....................52
         12.13 Further Representations.......................................52
         12.14 Accounting Terms..............................................52

                            SHARE PURCHASE AGREEMENT


     THIS SHARE PURCHASE AGREEMENT (the "Agreement") is made and entered into this 3rd day of April, 1998, by and among U.S.A. Floral Products, Inc., a Delaware corporation ("USFloral"), David L. Jones Wholesale, Ltd., a British Columbia corporation (the "Company"), and the shareholders of the Company listed on the signature page hereof (each a "Shareholder" and collectively, the "Shareholders").

                                   BACKGROUND

     WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company and the Shareholders desire to sell all such shares to USFloral and USFloral desires to purchase all such shares from the Shareholders at the purchase price and upon the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


 1.  THE SALE AND PURCHASE OF SHARES; THE LOAN

     1.1 The Share Sale and Loan. Subject to the terms and conditions of this Agreement and on the basis of and in reliance upon the representations, warranties, covenants and agreements set forth herein, on the Closing Date (as hereinafter defined) each Shareholder shall sell (the "Share Sale") to USFloral all of the Company Shares (as defined in Section 1.3 hereof) and USFloral shall purchase from each Shareholder all of the Company Shares, in exchange for the Purchase Price (as defined in Section 1.2 hereof), subject to adjustment as provided in Section 1.2 hereof. USFloral shall lend to the Company on the Closing Date on a non-interest-bearing basis U.S. $1,783,394, which amount the Company shall use to repay on the Closing Date indebtedness of the Company to those persons listed on Schedule 4.8 hereto, such repayments to be solely in the amounts set forth on such Schedule 4.8 with respect to such persons. The Company, after the consummation of the Share Sale, is sometimes referred to as the "Surviving Corporation."

     1.2  Purchase Price.

          (a) For purposes of this Agreement, the "Purchase Price" shall include the Initial Consideration and the Earn-Out Consideration. The "Initial Consideration" shall be U.S. $6,168,674, as adjusted pursuant to this Section
1.2 and Section 2.1. Of the Initial Consideration, U.S. $2,192,640 shall be paid in cash at Closing in immediately available funds. The balance of the Initial Consideration of U.S. $3,976,034 shall be paid by USFloral delivering to the Shareholders such number of shares of USFloral Common Stock as shall equal the quotient obtained when U.S. $3,976,034 is divided by U.S. $22.21 (the
"Initial Price"), subject to Section 1.2(f) hereof.   For each U.S. $1.00 by
which the U.S. Dollar 1999 EBIT Equivalent of the Company's earnings before interest and taxes ("EBIT") for the twelve months ending February 28, 1999 (the

"1999 EBIT") exceeds U.S. $1,154,000, USFloral shall pay to the Shareholders U.S. $6.00 (the "Earn-Out Consideration"). For purposes of this Agreement, the "U.S. Dollar Equivalent" of any amount which is expressed in Canadian dollars, shall on any date, be determined by multiplying such amount by the inverse of the noon buying rate in New York City on April 2, 1998 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York, and the "U.S. Dollar 1999 EBIT Equivalent" of any amount expressed in Canadian dollars shall be determined by multiplying such amount by the inverse of the average U.S./Canada spot exchange rate quoted by the Bank of Canada for the 12 months of March 1998 through to and including February 1999. The Earn-Out Consideration shall not exceed U.S. $3,800,000 and shall be calculated as set forth in Section 1.2(d) hereof. The Earn-Out Consideration shall be paid in USFloral Common Stock valued at the average closing price on The Nasdaq Stock Market, Inc.'s Nasdaq National Market (the "Nasdaq National Market") per share of USFloral Common Stock for each trading day during the thirty calendar day period ending February 27,1999 (the "Earn-Out Price"). The issuances of shares of USFloral Common Stock to be issued pursuant to the terms of this Agreement and USFloral's 1997 Long-Term Incentive Plan(subject to adjustment as provided in this Section 1.2 and Section 2.1) shall, at the time of the investment decision with respect to their issuance, be registered under the Securities Act of 1933, as amended (the "1933 Act").

          (b) The Purchase Price has been calculated based upon several factors, including the assumption that the U.S. Dollar Equivalent of the net worth (that is, the aggregate shareholders' equity) of the Company, calculated in accordance with generally accepted accounting principles ("GAAP") consistently applied, is equal to or greater than U.S. $1,500,000 (the "Net Worth Target") as of the Closing. All references to generally accepted accounting principles means to principles recommended, from time to time, in the Handbook of the Canadian Institute of Chartered Accountants and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

          (c) If, on the Closing Financial Certificate (as defined in Section 7.9), the Certified Closing Net Worth (as defined in Section 7.9) is less than the Net Worth Target, then the Initial Consideration to be delivered to the Shareholders may, at USFloral's election, be reduced either (i) at the Closing, or (ii) after completion of the Post-Closing Audit (as defined in Section 2.1), by the U.S. Dollar Equivalent of the difference between the Net Worth Target and the Certified Closing Net Worth set forth on the Closing Financial Certificate (which reduction, subject to Section 1.2(f) hereof, shall be pro rata in cash and in USFloral Common Stock valued at the Initial Price in the same proportions as the cash and USFloral Common Stock components of the Purchase Price as provided in Section 1.2(a); provided, that if the difference between the Net
                            --------
Worth Target and the Certified Closing Net Worth is less than or equal to U.S. $25,000, then the reduction shall be effected entirely in shares of USFloral Common Stock (subject to Section 1.2(f) hereof).

          (d) Promptly, but in any event within one hundred twenty (120) days, following February 28, 1999, USFloral shall cause Price Waterhouse LLP ("USFloral's Accountant"), at USFloral's expense, to audit the Company's books to determine the 1999 EBIT. In calculating the 1999 EBIT, USFloral's Accountant shall add to EBIT any amounts expensed by the Company in respect of those items set forth on Schedule 1.2(d) hereof during the period beginning on March 1,

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1998 and ending on the Closing Date. Within ten (10) days of USFloral's
Accountant's determination of the 1999 EBIT, USFloral shall deliver to the Shareholders' Representative a written notice (the "Earn-Out Determination Notice"), setting forth (i) the determination made by USFloral's Accountant of the 1999 EBIT, (ii) the amount of the Earn-Out Consideration, if any, and (iii) the aggregate value, if any, of the Earn-Out Consideration and, subject to
Section 1.2(f) hereof, the corresponding number of shares of USFloral Common Stock to be issued in payment of the Earn-Out Consideration, if any. The Earn-Out Consideration, if any, shall be paid within thirty days of the determination by USFloral's Accountant of the 1999 EBIT.

          (e) The Shareholders' Representative shall have thirty (30) days from the receipt of the Earn-Out Determination Notice to notify USFloral if the Shareholders dispute such Earn-Out Determination Notice. Any notice from the Shareholders' Representative to USFloral regarding the Earn-Out Consideration shall include the Shareholders' determination of the 1999 EBIT. If Shareholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then USFloral's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Earn-Out Consideration. Such independent accounting firm shall be confirmed by the Shareholders' Representative and USFloral within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by USFloral's Accountant during the course of its determination of 1999 EBIT. The independent accounting firm shall make its determination of the Earn-Out Consideration, if any, within thirty (30) days of its selection. The determination made by the independent accounting firm shall be final and binding on the parties hereto. The costs of the independent accounting firm shall be borne by the party (either USFloral or the Shareholders as a group) whose determination of the Company's 1999 EBIT was further from the determination of the independent accounting firm, or equally by USFloral and the Shareholders in the event that the determination by the independent accounting firm is equidistant between the determination made by USFloral and the determination made by the Shareholders.

          (f) The USFloral Common Stock to be issued in payment of a portion of the Initial Consideration shall be issued immediately upon USFloral obtaining the Orders described in Section 6.10 hereof (the "Orders"). Upon the earliest of (i) USFloral's receipt of a final determination that such Orders shall not be issued, (ii) USFloral's failure to obtain such Orders by October 3, 1998 and
(iii) the agreement of USFloral and the Shareholders' Representative, acting reasonably, that such Orders shall not be issued, then (provided that such Orders have not, in fact, theretofore been issued): (x) USFloral shall deliver, in substitution for and in full satisfaction of its obligation to deliver the USFloral Common Stock portion of the Initial Consideration, cash in the amount of U.S. $3,976,034 plus interest thereon, which interest shall accrue at the annual rate of ten percent from the Closing Date, compounded monthly; (y) upon determination of the Earn-Out Consideration in accordance with this Section 1.2, the Earn-Out Consideration shall be paid in cash within ten days; and (z) for the purposes of all other adjustments contemplated by this Section 1.2 or Section 2.1 not theretofore made, all such adjustments shall be effected in cash.

     1.3 Certain Information with Respect to Capital of the Company. As of the date of this Agreement, the authorized capital of the Company consists of 200,000 common shares, of which 30,052 shares are issued and outstanding, and 100,000 preferred shares, of which 45,977 shares are issued and outstanding (the "Company Shares").


 2.  POST CLOSING ADJUSTMENT; PLEDGED ASSETS

     2.1  Post-Closing Adjustment to Initial Consideration.

          (a) The Initial Consideration shall be subject to adjustment after the Closing Date as specified in this Section 2.1

          (b) Within one hundred twenty (120) days following the Closing Date, USFloral shall cause USFloral's Accountant, at USFloral's expense, to audit the Company's books to determine the accuracy of the information set forth on the Closing Financial Certificate (the "Post-Closing Audit"). The parties acknowledge and agree that for purposes of determining the net worth of the Company as of the Closing Date, the value of the assets of the Company shall, except with the prior written consent of USFloral, be calculated as provided in the last paragraph of Section 7.9. The Shareholders shall cooperate and shall use their reasonable efforts to cause the officers and employees of the Company to cooperate with USFloral and USFloral's Accountant after the Closing Date in furnishing information, documents, evidence and other assistance to USFloral's Accountant to facilitate the completion of the Post-Closing Audit within the aforementioned time period. In the event that USFloral's Accountant determines that the actual Company net worth as of the Closing Date was less than the Certified Closing Net Worth, USFloral shall deliver a written notice (the "Financial Adjustment Notice") to the Shareholders' Representative, as defined in Section 2.3, setting forth (i) the determination made by USFloral's Accountant of the actual Company net worth (the "Actual Company Net Worth"),
(ii) the adjustment that would have been made to the Initial Consideration at Closing pursuant to Section 1.2(c) had the Actual Company Net Worth been reflected on the Closing Financial Certificate instead of the Certified Closing Net Worth, and (iii) subject to Section 1.2(f) hereof, the amount by which the amount of cash and number of shares issued as the Initial Consideration would have been reduced at Closing had the Actual Company Net Worth been used in the calculations pursuant to Section 1.2(c) (the "Purchase Price Adjustment"). The Purchase Price Adjustment shall take account of the reduction, if any, to the Initial Consideration already taken pursuant to Section 1.2(c)(i).

          (c) The Shareholders' Representative shall have thirty (30) days from the receipt of the Financial Adjustment Notice to notify USFloral if the Shareholders dispute such Financial Adjustment Notice. If USFloral has not received notice of such a dispute within such 30-day period, USFloral shall be entitled to receive from the Shareholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 2.2) the Purchase Price Adjustment. If, however, the Shareholders' Representative has delivered notice of such a dispute to USFloral within such 30-day period, then USFloral's Accountant shall select an independent accounting firm that has not represented any of the parties hereto within the preceding two (2) years to review the Surviving Corporation's books, Closing Financial Certificate and Financial Adjustment Notice (and related information) to determine the amount, if any, of the Purchase Price Adjustment. Such independent accounting firm shall be confirmed by the Shareholders' Representative and USFloral within five (5) days of its selection, unless there is an actual conflict of interest. The independent accounting firm shall be directed to consider only those agreements, contracts, commitments or other documents (or summaries thereof) that were either (i) delivered or made available to USFloral's Accountant in connection with the transactions contemplated hereby, or (ii) reviewed by USFloral's Accountant during the course of the Post-Closing Audit. The independent accounting firm shall make its determination of the Purchase Price Adjustment, if any, within thirty (30) days of its selection. The determination made by the independent accounting firm shall be final and binding on the parties hereto, and upon such determination of a Purchase Price Adjustment, USFloral shall be entitled to receive from the Shareholders (which may, at USFloral's sole discretion, be from the Pledged Assets as defined in Section 2.2) the Purchase Price Adjustment. The costs of the independent accounting firm shall be borne by the party (either USFloral or the Shareholders as a group) whose determination of the Company's net worth at Closing was further from the determination of the independent accounting firm, or equally by USFloral and the Shareholders in the event that the determination by the independent accounting firm is equidistant between the Certified Closing Net Worth and the Actual Company Net Worth.

     2.2  Pledged Assets.

          (a) As collateral security for the payment of any post-Closing adjustment to the Initial Consideration under Section 2.1, or any indemnification obligations of the Shareholders pursuant to Article 9, the Shareholders shall, on the earliest of the dates specified in Section 1.2(f)(i),
(ii) and (iii) hereof, transfer, pledge and assign to USFloral, for the benefit of USFloral, a security interest in the following assets (the "Pledged Assets"):

               (i) that number of shares of USFloral Common Stock with a value, based on the Initial Price, equal to twelve and eighty-five one-hundredths percent (12.85%) of each Shareholder's share of the Initial Consideration as the same may have been adjusted pursuant to Section 1.2 or Section 2.1 hereof, and the certificates and instruments, if any, representing or evidencing each such Shareholder's Pledged Assets (provided, that if no shares of USFloral Common
                              --------
Stock have been issued at such time as a result of any of the conditions contemplated by Section 1.2(f)(i), (ii) and (iii) hereof, then the Pledged Assets referred to in this clause (i) shall be comprised solely of cash which shall be delivered by each such Shareholder on such date);

               (ii) all securities hereafter delivered to such Shareholder with respect to or in substitution for such Shareholder's Pledged Assets, all certificates and instruments representing or evidencing such securities, and all cash and non-cash dividends and other property at any time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof; and in the event such Shareholder receives any such property, such Shareholder shall hold such property in trust for USFloral and shall immediately deliver such property to United States legal counsel acceptable to the Shareholders, Oregon, as escrow agent to be held hereunder as Pledged Assets (provided, that if the Pledged Assets
                                     --------
consist of cash as contemplated by the proviso to clause (a)(i) above, then the escrow agent shall instead be a Canadian chartered bank with a branch office located in Vancouver, British Columbia that is reasonably satisfactory to USFloral); and

               (iii) all cash and non-cash proceeds of all of the foregoing property and all rights (including without limitation, voting rights), titles, interests, privileges and preferences appertaining or incident to the foregoing property.

          (b) Each certificate, if any, evidencing a Shareholder's Pledged Assets issued in his or her name pursuant to this Agreement shall be delivered to an escrow agent directly by the transfer agent, such certificate bearing no restrictive or cautionary legend other than those imprinted by the transfer agent at USFloral's request. Each Shareholder shall, at the Closing, deliver to USFloral, for each such certificate, a stock power duly signed in blank by him or her.

          (c) The Pledged Assets shall be available to satisfy any post-Closing adjustment to the Initial Consideration pursuant to Section 2.1 and any indemnification obligations of the Shareholders pursuant to Article 9 until the date which is one year after the Closing Date (the "Release Date"). Promptly following the Release Date, USFloral shall return or cause to be returned to the Shareholders the Pledged Assets, less Pledged Assets having an aggregate value equal to the amount of (i) any post-Closing adjustment to the Purchase Price under Section 2.1, (ii) any pending claim for indemnification made by any Indemnified Party (as defined in Article 9), and (iii) any indemnification obligations of the Shareholders pursuant to Article 9. For purposes of the preceding sentence and Article 9, the USFloral Common Stock held as Pledged Assets shall be valued at (x) the Initial Price with respect to any post-Closing adjustment to the Purchase Price under Section 2.1 and (y) the average of the closing price on the Nasdaq National Market per share of USFloral Common Stock for the five trading days prior to the satisfaction of an indemnification obligation (the "Market Value") with respect to indemnification obligations pursuant to Article 9.

     2.3  Shareholders' Representative.

          (a) Each holder of Company Common Stock, by signing this Agreement, designates David Austin or, in the event that David Austin is unable or unwilling to serve, Stanley Dart, to be the Shareholders' Representative for purposes of this Agreement. The Shareholders shall be bound by any and all actions taken by the Shareholders' Representative on their behalf.

          (b) USFloral shall be entitled to rely upon any communication or writings given or executed by the Shareholders' Representative. All communications or writings to be sent to Shareholders pursuant to this Agreement may be addressed to the Shareholders' Representative and any communication or writing so sent shall be deemed notice to all of the Shareholders hereunder. The Shareholders hereby consent and agree that the Shareholders' Representative is authorized to accept deliveries, including any notice, on behalf of the Shareholders pursuant hereto.

          (c) The Shareholders' Representative is hereby appointed and constituted the true and lawful attorney-in-fact of each Shareholder, with full power in his or her name and on his or her behalf to act according to the terms of this Agreement in the absolute discretion of the Shareholders' Representative, and in general to do all things and to perform all acts including, without limitation, executing and delivering all agreements, certificates, receipts, instructions and other instruments contemplated by or deemed advisable in connection with Article 9 of this Agreement. This power of attorney and all authority hereby conferred is granted subject to and coupled with the interest of the other Shareholders hereunder and in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any Shareholder, by operation of law, whether by such Shareholder's death or any other event.


 3.  CLOSING

     3.1 Place and Date of Closing. The consummation of the sale and purchase of shares and the other transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Morgan, Lewis & Bockius LLP, on April 6, 1998, providing that all conditions to Closing shall have been satisfied or waived, or at such other time and date as USFloral, the Company and the Shareholders may mutually agree, which date shall be referred to as the "Closing Date."

     3.2  Closing Deliveries.

          (a) At the Closing the Shareholders, as the holders of all outstanding certificates representing shares of Company Stock, shall surrender such certificates to USFloral and USFloral shall deliver to the Shareholders the Initial Consideration set forth in Section 1.1 above.

          (b) The Shareholders shall deliver to USFloral at Closing the certificates representing the Company Stock, duly endorsed in blank by the Shareholders, or accompanied by blank irrevocable stock powers, and with all necessary transfer tax and other revenue stamps, acquired at the Shareholders' expense, affixed and canceled and shall take such steps as shall be necessary to cause the Company to enter the Purchaser or its nominee(s) upon the books of the Company as the holder of the Company Shares and to issue one or more share certificates to the Purchaser or its nominee(s) representing the Company Shares. The Shareholders agree promptly to cure any deficiencies with respect to the endorsement of the certificates or other documents of conveyance with respect to such Company Stock or with respect to the stock powers accompanying any Company Stock.

 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SHAREHOLDERS

     To induce USFloral to enter into this Agreement and consummate the transactions contemplated hereby, each of the Company and each Shareholder, jointly and severally, represents and warrants to USFloral as follows (for purposes of this Agreement, the phrases "knowledge of the Company" or the "Company's knowledge," or words of similar import, mean the knowledge of the

Shareholders and the directors and officers of the Company, including facts of which the directors and officers, in the reasonably prudent exercise of their duties, should be aware):

     4.1 Due Organization. The Company is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as presently conducted. The Company is duly authorized, qualified, registered and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own, operate and lease its properties and to carry on its business in the places and in the manner as now conducted except where the failure to be so authorized, qualified, registered or licensed would not have a material adverse effect on the business, operations, properties, assets or condition, financial or otherwise, of the Company ("Material Adverse Effect"). Schedule 4.l hereto contains a list of all jurisdictions in which the Company is authorized, qualified, registered or licensed to do business. The Company has delivered to USFloral true, complete and correct copies of the Memorandum of Association and Articles of Association of the Company. Such Memorandum of Association and Articles of Association are collectively referred to as the "Charter Documents." The Company is not in violation of any Charter Documents. The corporate records (including without limitation, the share certificate book, register of shareholders, register of transfers and register of directors) minute books of the Company have been made available to USFloral (and have been delivered, along with the Company's corporate seal, to USFloral) and are correct and, except as set forth in
Schedule 4.1, complete in all material respects.

     4.2 Authorization; Validity. The Company has all requisite corporate power and authority to enter into and perform its obligations pursuant to the terms of this Agreement. Each Shareholder has the full legal right and authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the performance by the Company of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of the Company and the Shareholders and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of the Company and each Shareholder, enforceable in accordance with its terms.

     4.3 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby, and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of, any of the Charter Documents;

          (b) conflict with, or result in a default (or an event that would constitute a default but for any requirement of notice or lapse of time or both) under, any document, agreement or other instrument to which the Company or any Shareholder is a party or by which the Company or any Shareholder is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties pursuant to (i) any law or regulation to which the Company or any

Shareholder or any of their respective property is subject, or (ii) any judgment, order or decree to which the Company or any Shareholder is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of the Company; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which the Company or any Shareholder is subject or by which the Company or any Shareholder is bound including, without limitation, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), together with all rules and regulations promulgated thereunder.

     4.4 Capital Stock of the Company. The authorized share capital of the Company consists of 200,000 common shares, of which 30,052 shares are issued and outstanding, and 100,000 shares of preferred stock of which 45,977 are issued and outstanding. All of the issued and outstanding shares of the share capital of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record and beneficially by the Shareholders in the amounts set forth in Schedule 4.4. Each Shareholder severally represents and warrants that such Shareholder owns the number of shares of Company Stock set forth next to such Shareholder's name on Schedule 4.4 free and clear of all Liens (defined below). All of the issued and outstanding shares of the capital stock of the Company were offered, issued, sold and delivered by the Company in compliance with all applicable, provincial, state and federal laws concerning the issuance of securities. Further, none of such shares was issued in violation of any preemptive rights. There are no voting agreements or voting trusts with respect to any of the outstanding shares of the capital stock of the Company. For purposes of this Agreement, "Lien" means any mortgage, security interest, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge, preference, priority or other security agreement, option, warrant, attachment, right of first refusal, preemptive, conversion, put, call or other claim or right, restriction on transfer (other than restrictions imposed by federal and state securities laws), preferential arrangement, or adverse claim of any kind or nature whatsoever (including any restriction on the transfer of any assets, any conditional sale or other title retention agreement, any financing lease involving substantially the same economic effect as any of the foregoing and the filing of any financing statement under the Personal Property Security Act (British Columbia) or comparable law of any jurisdiction).

     4.5 Transactions in Capital Stock. No option, warrant, call, subscription right, conversion or exchange right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue, sell or otherwise cause to become outstanding any shares or other securities of the Company. The Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof. As a result of the consummation of the transactions contemplated by this Agreement, USFloral will be the record and beneficial owner of all outstanding share capital of the Company and rights to acquire share capital of the Company.

     4.6  Subsidiaries, Stock, and Notes.

          (a) Except as set forth on Schedule 4.6(a), the Company has no subsidiaries.

          (b) Except as set forth on Schedule 4.6(b), the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership, trust, co-tenancy or other noncorporate entity or business undertaking.

          (c) Except as set forth on Schedule 4.6(c), there are no promissory notes that have been issued to, or are held by, the Company.

     4.7 Predecessor Status. Except as set forth on Schedule 4.7, the Company has not previously used any other names and has not acquired significant assets from any entity. The Company has never been a subsidiary or division of another corporation, nor has it been a part of an acquisition that was later rescinded.

     4.8 Absence of Claims Against the Company. No Shareholder has any claims against the Company, except those notes set forth on Schedule 4.8 hereto, which notes shall have been paid as of the Closing Date.

     4.9  Company Financial Conditions.

          (a) The Company's net worth as of the end of its most recent fiscal year was not less than U.S. $1,385,000.

          (b) The Company's earnings before interest and taxes (after the addition of "add-backs" set forth on Schedule 4.9(b)) for its most recent fiscal year was not less than U.S. $1,154,000.

     4.10  Financial Statements.   Schedule 4.10 includes true, complete and
correct copies of the Company's balance sheet as of February 28, 1998 (the "Balance Sheet Date"), and income statement for the year then ended (collectively, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP consistently applied. Each balance sheet included in the Company Financial Statements presents fairly the assets, liabilities and financial condition of the Company as of the date indicated thereon, and each of the income statements included in the Company Financial Statements presents fairly the sales and earnings results of its operations for the periods indicated thereon. Since the dates of the Company Financial Statements, there have been no material changes in the Company's accounting policies other than as requested by USFloral to conform the Company's accounting policies to GAAP.

     4.11  Liabilities and Obligations.

          (a) The Company is not liable for or subject to any liabilities except for:

               (i) those liabilities reflected on the Balance Sheet and not previously paid or discharged;

               (ii) those liabilities arising in the ordinary course of its business consistent with past practice under any contract, commitment or agreement specifically disclosed on any Schedule to this Agreement or not required to be disclosed thereon because of the term or amount involved or otherwise; and

               (iii) those liabilities incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice, which liabilities are not, individually or in the aggregate, material.

          (b) The Company has delivered to USFloral, in the case of those liabilities which are not fixed or are contested, a reasonable estimate of the maximum amount which may be payable.

          (c) Schedule 4.11(c) also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

          (d) For purposes of this Section 4.11, the term "liabilities" shall include without limitation any direct or indirect liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmatured or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, given or agreed to be given. Schedule 4.11(d) contains a complete list of all indebtedness of the Company.

     4.12 Accounts and Notes Receivable. The Company has delivered to USFloral a complete and accurate list, as of March 31, 1998, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Shareholders), which includes an aging of all accounts and notes receivable showing amounts due in 30-day aging categories (collectively, the "Accounts Receivable"). On the Closing Date, the Company will deliver to USFloral a complete and accurate list, as of a date not more than three (3) business days prior to the Closing Date, of the Accounts Receivable. All Accounts Receivable represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. The Accounts Receivable are current and collectible net of any respective reserves shown on the Company's books and records (which reserves are adequate and calculated consistent with past practice). Subject to such reserves, each of the Accounts Receivable will be collected in full, without any set-off, within one hundred twenty (120) days after the Closing Date. There is no contest, defense, claim, or right of set-off, other than rebates and returns in the ordinary course of business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable.

     4.13 Books and Records. The Company has made and kept books and records and accounts, which, in reasonable detail, accurately and fairly reflect the activities of the Company. The Company has not engaged in any transaction, maintained any bank account, or used any corporate funds except for transactions, bank accounts, and funds which have been and are reflected in its normally maintained books and records.

     4.14 Permits. The Company owns or holds all licenses, franchises, permits and other governmental authorizations, including without limitation permits, titles (including without limitation motor vehicle titles and current registrations), fuel permits, licenses and franchises necessary for the continued operation of its business as it is currently being conducted (the "Permits"). The Permits are valid, and the Company has not received any notice that any governmental authority intends to modify, cancel, terminate or fail to renew any Permit. No present or former officer, manager, member or employee of the Company or any affiliate thereof, or any other person, firm, corporation or other entity, owns or has any proprietary, financial or other interest (direct or indirect) in any Permits. The Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Permits and other applicable orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Permit.

     4.15  Real Property.

          (a) For purposes of this Agreement, "Owned Real Property" means all real property which the Company owns or has agreed to acquire beneficially, either in fee simple or possession, or in respect of which the Company has rights or options, and all rights, benefits, entitlements, and improvements appurtenant thereto, and "Leased Real Property" means all real property leased, subleased, licensed or otherwise used or occupied by the Company. Collectively, the Owned Real Property and Leased Real Property shall constitute the Real Property.

          (b) Schedule 4.15(b) contains a complete and accurate description of all Real Property (including street address, legal description (where known), beneficial owner, registered title holder and Company's use thereof) and, to the Company's knowledge, any Liens registered against the Real Property. Schedule 4.15(b) indicates whether the Real Property is owned, leased, subleased, licensed or otherwise used or occupied by the Company. The Real Property listed on Schedule 4.15 includes all interests in real property necessary to conduct the business and operations of the Company.

          (c) Except as set forth in Schedule 4.15(c):

               (i) The Company has good and marketable title to the Owned Real Property in fee simple, free and clear of any Liens other than (A) liens for current taxes not yet due and payable, (B) easements, covenants, conditions, restrictions, and title defects that have been approved by USFloral, as set forth on Schedule 4.15(c)(i), (C) liens securing indebtedness for borrowed money that USFloral or one of its affiliates has elected to assume, as set forth on
Schedule 4.15(c)(i), and (D) the matters referred to in subsection 23(1) of the Land Titles Act (British Columbia) (collectively, "Permitted Encumbrances").

               (ii) The legal descriptions for the Owned Real Property contained in the respective deeds thereof to be delivered to USFloral upon Closing describe the properties fully and adequately. All structures, facilities and improvements to the Owned Real Property ("Structures") are located within the boundary lines of the Owned Real Property and no structures, facilities or other improvements on any parcel adjacent to the Owned Real Property encroach onto any portion of the Real Property. None of the Owned Real Property serves any adjacent parcel for any purpose inconsistent with the use of the Owned Real Property.

               (iii) The Company has good and valid rights of ingress and egress to and from all Real Property from and to the public street systems for all usual street, road and utility purposes and necessary for the conduct of the Company's business.

               (iv) All buildings, structures and all structural, mechanical and other physical systems thereof that: (a) constitute part of the Owned Real Property and, (b) to the extent the Company is responsible for the maintenance and repair thereof as tenants or occupants, constitute part of the Leased Real Property, including but not limited to the walls, roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facility included therein, and other material items (collectively, the "Tangible Assets"), at the Owned Real Property and, to the Company's knowledge, at the Leased Real Property, are free of defects and in good operating condition and repair. For purposes of this Section, a defect shall mean a condition relating to the structures or any structural, mechanical or physical system which requires an expenditure of more than U.S. $10,000 to correct. No maintenance or repair to the Owned Real Property, or to the Company's knowledge the Leased Real Property, Structures or any Tangible Asset has been unreasonably deferred. There is no water, chemical or gaseous seepage, diffusion or other intrusion into said buildings, including any subterranean portions, that would impair beneficial use of the Real Property, Structures or any Tangible Asset.

               (v) In respect of the Owned Real Property and, to the Company's knowledge, in respect of the Leased Real Property: (a) all water, sewer, gas, electric, telephone and drainage facilities, and all other utilities required by any applicable law or by the use and operation of the Real Property in the conduct of the business of the Company's business are installed to the property lines of the Real Property, (b) are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Real Property in the operation of the Company's business and to permit full compliance with the requirements of all laws in the operation of such business, and (c) no fact or condition exists which could result in the termination or material reduction of the current access from the Real Property to existing roads or to sewer or other utility services presently serving the Real Property.

               (vi) The Owned Real Property and the Company's present uses and operations thereof and, to the Company's knowledge the Leased Real Property and the Company's present uses and operations thereof, comply with all applicable statutes, rules, regulations, ordinances, orders, writs, injunctions, judgments, decrees, awards or restrictions of any government entity having jurisdiction over any portion of the Real Property (including, without limitation, applicable statutes, rules, regulations, orders and restrictions relating to zoning, land use, safety, health, employment and employment practices and access by the handicapped) (collectively, "Laws"), covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Real Property. The Company has obtained all approvals of governmental authorities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the Real Property.

               (vii) None of the Structures, the appurtenances thereto or the equipment therein or the operation or maintenance thereof, or the conduct of the Company's business, violates any restrictive covenant or encroaches on any property owned by others or any easement, right of way or other Lien or restriction affecting such Real Property in any respect. The Real Property and its continued use, occupancy and operation as used, occupied and operated in the conduct of the Company's business does not constitute a nonconforming use and is not the subject of a special use permit under any applicable Law.

               (viii) There are no pending or, to the Company's knowledge after having made due inquiry, threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Real Property or any other matters which do or may adversely effect the current use, occupancy or value thereof, nor has the Company or any of the Shareholders received notice of any pending or threatened special assessment proceedings affecting any portion of the Real Property.

               (ix) No portion of the Owned Real Property or to the Company's knowledge the Leased Real Property, the Structures or the Tangible Assets has suffered any damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition.

               (x) There are no parties other than the Company in possession of any of the Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property or any portion thereof.

               (xi) There are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein. The Company has not transferred any air rights or development rights relating to the Owned Real Property.

               (xii) There are no service contracts or other agreements relating to the use or operation of the Owned Real Property.

               (xiii) No portion of the Real Property is located in a wetlands area, as defined by Laws, or in a designated or recognized flood plain, flood plain district, flood hazard area or area of similar characterization.

               (xiv) All real property taxes and assessments that are due and payable with respect to the Owned Real Property or with respect to the Company's use and occupation of the Leased Real Property have been paid or will be paid at or prior to Closing.

               (xv) All oral or written leases, subleases, licenses, concession agreements or other use or occupancy agreements pursuant to which the Company occupies any Real Property, including all amendments, renewals, extensions, modifications or supplements to any of the foregoing or substitutions for any of the foregoing (collectively, the "Leases") are valid and in full force and effect. The Company has provided USFloral with true and complete copies of all of the Leases, all amendments, renewals, extensions, modifications or supplements thereto, and all material correspondence related thereto, including all correspondence pursuant to which any party to any of the Leases declared a default thereunder or provided notice of the exercise of any operation granted to such party under such Lease. The Leases and the Company's interests thereunder are free of all Liens.

               (xvi) None of the Leases requires the consent or approval of any party thereto in connection with the consummation of the transactions contemplated hereby.

     4.16  Fixed Assets.

          (a) Schedule 4.16 sets forth an accurate list of the Company's fixed assets, machinery, equipment, fixtures, furniture, furnishings, vehicles, material handling equipment, implements, parts and tools owned or used or held by the Company, including, without limitation, any which are in storage or in transit, and other tangible property and facilities used by the Company (the "Fixed Assets").

          (b) The Company currently owns or leases all Fixed Assets necessary to conduct the business and operations of the Company as they are currently being conducted.

          (c) All of the trucks and other material machinery and equipment of the Company, are in good working order and condition, ordinary wear and tear excepted. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 4.16(c). All leases set forth on Schedule 4.16(c) are in full force and effect and constitute valid and binding agreements of the Company, and the Company is not in breach of any of their terms.

     4.17  Intellectual Property.

          (a) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use all rights in, the Marks listed on Schedule 4.17(a). Such schedule lists (i) all of the Marks registered in the United States Patent and Trademark Office ("PTO") or the equivalent thereof in any state of the United States or in any foreign country, and (ii) all of the unregistered Marks, that the Company now owns or uses in connection with its business. Except with respect to those Marks shown as licensed on
Schedule 4.17(a), the Company owns all of the registered and unregistered trademarks, service marks, and trade names that it uses. The Marks listed on
Schedule 4.17(a) will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. For purposes of this Section 4.17, the term "Mark" shall mean all right, title and interest in and to any United States or foreign trademarks, service marks and trade names whether registered or not, owned by or licensed to, the Company, including any registration or application for registration of any trademarks and services marks in the PTO or the equivalent thereof in any state of the United States or in any foreign country, as well as any unregistered marks used by the Company, and any trade dress (including logos, designs, company names, business names, fictitious names and other business identifiers) used by the Company in the United States or any foreign country.

          (b) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the Patents listed on Schedule 4.17(b)(i) and in the Copyrights listed on Schedule 4.17(b)(ii). Such Patents and Copyrights constitute all of the Patents and Copyrights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all patents and copyrights that the Company now owns or uses in connection with its business. For purposes of this Section 4.17, the term "Patent" shall mean any United States or foreign patent (or similar rights, including industrial designs) to which the Company has title or is licensed to use as of the date of this Agreement, as well as any application for a United States or foreign patent made by the Company; the term "Copyright" shall mean any United States or foreign copyright owned by or licensed to the Company as of the date of this Agreement, including any registration of copyrights, in the United States Copyright Office or the equivalent thereof in any foreign county, as well as any application for a United States or foreign copyright registration made by the Company.

          (c) The Company is the true and lawful owner of, or is licensed or otherwise possesses legally enforceable rights to use, all rights in the confidential information, trade secrets, franchises, or other intellectual property rights (collectively, "Other Rights") listed on Schedule 4.17(c). Those Other Rights constitute all of the Other Rights that the Company now owns or is licensed to use. The Company owns or is licensed to practice under all confidential information trade secrets, franchises or other intellectual property rights that it owns, uses or practices under.

          (d) The Marks, Patents, Copyrights, and Other Rights listed on
Schedule 4.17(a), 4.17(b)(i), 4.17(b)(ii), and 4.17(c) are referred to collectively herein as the "Intellectual Property." The Intellectual Property owned by the Company is referred to herein collectively as the "Company Intellectual Property." All other Intellectual Property is referred to herein collectively as the "Third

Party Intellectual Property." Except as indicated on Schedule 4.17(d), the Company has no obligations to compensate any person for the use of any Intellectual Property nor has the Company granted to any person any license, option or other rights to use in any manner any Intellectual Property, whether requiring the payment of royalties or not.

          (e) The Company is not, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any Third Party Intellectual Property license, sublicense or agreement described in Schedule 4.17(a), (b), or (c). No claims with respect to the Company Intellectual Property or Third Party Intellectual Property are currently pending or, to the knowledge of the Company, are threatened by any person, nor, to the Company's knowledge, do any grounds for any claims exist:
(i) to the effect that the manufacture, sale, licensing or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes on any copyright, patent, trademark, service mark or trade secret or other intellectual property right; (ii) against the use by the Company of any trademarks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the Company's business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any of the Company Intellectual Property or other trade secret material to the Company; or (iv) challenging the Company's license or legally enforceable right to use of the Third Party Intellectual Property.
To the Company's knowledge, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property by any third party. Neither the Company nor any of its subsidiaries (x) has been sued or charged in writing as a defendant in any claim, suit, action or proceeding which involves a claim or infringement of trade secrets, any patents, trademarks, service marks, or copyrights or other intellectual property right and which has not been finally terminated or been informed or notified by any third party that the Company may be engaged in such infringement or (y) has knowledge of any infringement liability with respect to, or infringement by, the Company or any of its subsidiaries of any trade secret, patent, trademark, service mark, or copyright or other intellectual property right of another.

     4.18  Material Contracts and Commitments.

          (a) Schedule 4.18(a) contains a complete and accurate list of all contracts, commitments, leases, instruments, agreements, licenses or permits, written or oral, to which the Company is a party or by which it or its properties are bound (including without limitation, joint venture or partnership agreements, contracts with any labor organizations, employment agreements, consulting agreements, loan agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements) (i) to which the Company and any affiliate of the Company or any officer, director or Shareholder of the Company are parties ("Related Party Agreements"); or (ii) that may give rise to obligations or liabilities exceeding, during the current term thereof, U.S. $25,000, or that may generate revenues or income exceeding, during the current term thereof, U.S. $25,000, other than purchases and sales of inventory in the ordinary course of business (collectively with the Related Party Agreements, the "Material Contracts"). The Company has delivered to USFloral true, complete and correct copies of the Material Contracts. The Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts, and no notice of default has been received with respect to any thereof, and there are no Material Contracts that were not negotiated at arm's length.

          (b) Each Material Contract, except those terminated pursuant to
Section 6.3, is valid and binding on the Company and is in full force and effect and is not subject to any default thereunder by any party obligated to the Company pursuant thereto. The Company [has obtained/will obtain prior to the Closing Date] all necessary consents, waivers and approvals of parties to any Material Contracts that are required in connection with any of the transactions contemplated hereby, or are required by any governmental agency or other third party or are advisable in order that any such Material Contract remain in effect without modification after the Closing and without giving rise to any right to termination, cancellation or acceleration or loss of any right or benefit ("Third Party Consents"). All Third Party Consents are listed on Schedule 4.18(b).

          (c) The outstanding balance on all loans or credit agreements either
(i) between the Company and any entity in which any of the Shareholders owns a material interest, or (ii) guaranteed by the Company for the benefit of any entity in which any of the Shareholders owns a material interest, are set forth in Schedule 4.18(c).

          (d) The sale of Company Shares will not, except as set forth on
Schedule 4.18(d), (i) result in the breach or violation of, (ii) constitute a default under, (iii) create a right of termination under, or (iv) result in the creation or imposition of (or the obligation to create or impose) any lien upon any of the assets of the Company (other than a lien created pursuant to the pledge, hypothecation or mortgage described at the start of this Section 4.18(d)) pursuant to any of the terms and provisions of, any Material Contract to which the Company is a party or by which the property of the Company is bound.

     4.19  Government Contracts.

          (a) Except as set forth on Schedule 4.19, the Company is not a party to any government contracts.

          (b) The Company has not been suspended or debarred from bidding on contracts or subcontracts for any agency or instrumentality of the Canadian or United States Government, or any provincial, state or local government, nor, to the knowledge of the Company, has any suspension or debarment action been threatened or commenced. There is no valid basis for the Company's suspension or debarment from bidding on contracts or subcontracts for any agency of the Canadian or United States government or any provincial, state or local government.

          (c) Except as set forth in Schedule 4.19, the Company has not been, nor is it now being, audited, or investigated by any Governmental Authority or the inspector general or auditor general or similar functionary of any agency or instrumentality, nor, to the knowledge of the Company, has such audit or
investigation been threatened.   "Governmental Authority" means any government,
regulatory authority, governmental department, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof.

          (d) The Company has no dispute pending before a contracting office of, nor any current claim (other than the Accounts Receivable) pending against, any Governmental Authority, relating to a contract.

          (e) The Company has not, with respect to any government contract, received a cure notice advising the Company that it is or was in default or would, if it failed to take remedial action, be in default under such contract.

          (f) The Company has not submitted any inaccurate, untruthful, or misleading cost or pricing data, certification, bid, proposal, report, claim, or any other information relating to a contract to any Governmental Authority.

          (g) No employee, agent, consultant, representative, or affiliate of the Company is in receipt or possession of any competitor or government proprietary or procurement sensitive information related to the Company's business under circumstances where there is reason to believe that such receipt or possession is unlawful or unauthorized.

          (h) Each of the Company's government contracts has been issued, awarded or novated to the Company in the Company's name.

     4.20 Insurance. Schedule 4.20 sets forth a complete and accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered to USFloral true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and the Company is otherwise in full compliance with the terms of such policies. Such policies of insurance are of the type and in amounts and are against such risks as are customarily carried by persons conducting businesses similar to that of the Company. The insurance carried by the Company with respect to its properties, assets and business is, to the Company's knowledge, with financially sound and responsible insurers. To the knowledge of the Company, there have been no threatened terminations of, or material premium increases with respect to, any of such policies.

     4.21 Labor and Employment Matters. With respect to employees of and service providers to the Company:

          (a) the Company is and has been in compliance in all material respects with all applicable labor and employment laws, including without limitation any such laws respecting employment discrimination, workers' compensation, pay equity, income tax, human rights, family and medical leave, the Immigration and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice;

          (b) there are no wrongful dismissal, constructive dismissal or other employment claims, human rights or pay equity complaints, or employment standards claims, actual or threatened, relating to employees of the Company or independent contractors, or orders or judgments issued against the Company in respect of any such claims or complaints.

          (c) there are no written or oral employment agreements between the Company and any employees or officers which cannot be terminated on reasonable notice or pay in lieu thereof, or which include terms regarding change of control of the Company.

          (d) there are no contracts between the Company and independent contractors which cannot be terminated on 30 days or less notice.

          (e) there have been no surcharges, penalties, fines, orders or charges issued against the Company under workers' compensation or occupational health and safety legislation within the past three years.

          (f) there is not now, nor within the past three years has there been, any unfair labor practice complaint against the Company pending or, to the Company's knowledge, threatened, before a provincial labor relations board or any other comparable authority;

          (g) there is not now, nor within the past three years has there been, any labor strike, slowdown or stoppage or lock-out actually pending or, to the Company's knowledge, threatened, against or directly affecting the Company;

          (h) to the Company's knowledge, no labor organizing campaign exists nor has there been any such organizing activity within the past three years;

          (i) no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending and no claims therefor exist, to the Company's knowledge, or have been threatened; and

          (j) the employees of the Company are not and have never been represented by any labor union, and no collective bargaining agreement is binding and in force against the Company or currently being negotiated by the Company.

     4.22  Employee Benefit Plans.

          (a) Attached hereto as Schedule 4.22 are complete and accurate copies of all Pension/Benefit Plans.

          (b) Current and complete copies of all written Pension/Benefit Plans or, where oral, written summaries of the material terms thereof, have been provided or made available to USFloral together with current and complete copies of all documents relating to the Pension/Benefit

Plans, including, without limitation, as applicable, (i) all documents establishing, creating or amending any Pension/Benefit Plan; (ii) all trust agreements, funding agreements, insurance contracts and investment management agreements; (iii) documents describing the classification of employees covered by each Pension/Benefit Plan (iv) all financial statements and accounting statements and reports, and investment reports for each of the last 3 years and the 3 most recent actuarial reports; (v) all reports, returns, filings and material correspondence with any regulatory authority in the last 6 years; and
(vi) all booklets, summaries or manuals prepared for or circulated to, and written communications of a general nature to employees concerning any Pension/Benefit Plan.

          (c) Except as disclosed in Schedule 4.22 each Pension/Benefit Plan is, and has been, established, registered, qualified, administered and invested, in compliance with (i) the terms thereof; (ii) all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgements or other requirements of any Governmental Authority; and (iii) any applicable collective agreements; and the Company has not received, in the last 3 years, any notice from any Person questioning or challenging such compliance (other than in respect of any claim related solely to that Person), and the Shareholders have no knowledge of any such notice from any Person questioning or challenging such compliance beyond the last 3 years.

          (d) All obligations under the Pension/Benefit Plans (whether pursuant to the terms thereof or applicable Law) have been satisfied, and there are no outstanding defaults or violations thereunder by the Company nor does the Company have any knowledge of any default or violation by any other party to any Pension/Benefit Plan.

          (e) There have been no improvements in benefits promised under the Pension/Benefit Plans that are not reflected in the terms of the Pension/Benefit Plans.

          (f) All contributions or premiums required to be paid to or in respect of each Pension/Benefit Plan have been paid in a timely fashion in accordance with the terms thereof and all applicable Law, and no taxes, penalties or fees are owing or exigible under any Pension/Benefit Plan.

          (g) There is no pending proceeding, action, suit, claim (other than routine claims for benefits), arbitration or disputed claim, settlement or adjudication proceeding or any proceeding whether pending or threatened by a Governmental Authority, with respect to any Pension/Benefit Plan or its assets, the administrator or the sponsor of any of the Pension/Benefit Plans (in their capacities as such) (collectively a "Proceeding" and to the Company's knowledge there is no threatened Proceeding and no facts exist which could reasonably be expected to give rise to any Proceeding.

          (h) No event has occurred respecting any Pension/Benefit Plan which would entitle any Person (without the consent of the Company) to wind-up or terminate any Pension/Benefit Plan, in whole or in part, or which could, reasonably be expected to adversely affect the tax status thereof.

          (i) There are no going concern unfunded actuarial liabilities, past service unfunded liabilities or solvency deficiencies respecting any of the Pension/Benefit Plans.

          (j) The Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Pension/Benefit Plans, and no material funding changes or irregularities are reflected thereon which would cause such Financial Statements to be not representative of most prior period and no changes have occurred in respect of any Pension/Benefit Plan since the date of the most recent financial, accounting or actuarial report, as applicable, issued in connection with any Pension/Benefit Plan, which could reasonably be expected to adversely affect the relevant report (including rendering it misleading in any material respect).

          (k) The Company has not received, or applied for, any payment of surplus out of any Pension/Benefit Plan, and there have been no improper withdrawals or transfers of assets from any Pension/Benefit Plan.

          (l) Where the Company has taken any contribution holidays under any Pension/Benefit Plan the Company was entitled to do so under the terms of the Pension/Benefit Plans and under applicable Law.

          (m) All employee data necessary to administer each Pension/Benefit Plan is in the possession of the Company and is complete, correct and in a form which is sufficient for the proper administration of the Pension/Benefit Plans, and none of the Pension/Benefit Plans, other than the pension plans or any group registered retirement savings plan or supplemental pension or retirement plan, provide benefits to retired employees or to the beneficiaries or dependents of retired employees.

          (n) None of the Pension/Benefit Plans require or permit a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured Pension/Benefit Plan is reasonable and sufficient to provide for all incurred but unreported claims.

     For the purposes of this Section 4.22:

          "Pension/Benefit Plans" means all plans, arrangements, agreements, programs, policies or practices, whether oral or written, formal or informal, funded or unfunded, currently maintained and/or sponsored by the Company and/or to which the Company is a party or to which the Company currently contributes or has an obligation to contribute in the future, relating to:

          (a) retirement savings or pensions, including, without limitation, any defined benefit pension plan, defined contribution pension plan, group registered retirement savings plan, or supplemental pension or retirement plan; or

          (b) any employment agreements and any other agreements containing "golden parachute" provisions and deferred compensation agreements, bonus, profit sharing, incentive compensation, hospitalization, health, dental, disability, unemployment insurance, vacation pay, severance pay or other benefit plan with respect to any of its employees or former employees, individuals working on contract with it or other individuals providing services to it of a kind normally provided by employees, and all statutory plans which the Company is required to comply with, including, without limitation, the Canada or Quebec Pension Plans and plans administered pursuant to applicable provincial health tax, workers' compensation and unemployment insurance legislation;

          "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative.

     4.23  Conformity with Law; Litigation.

          (a) Except as set forth on Schedule 4.23(a), the Company is not in violation of any law or regulation or under any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction which would have a Material Adverse Effect on the Company. The Company has conducted and is conducting its business in substantial compliance with, and has not received any notice of any alleged breach of, the requirements, standards, criteria and conditions set forth in applicable federal, provincial, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations and is not in violation of any of the foregoing which might have a Material Adverse Effect on the Company.

          (b) No Shareholder has, at any time: (i) committed any criminal act (except for minor traffic violations); (ii) engaged in acts of fraud, dishonesty, gross negligence or moral turpitude; (iii) filed for personal bankruptcy; or (iv) been an officer, director, manager, trustee or controlling shareholder of a company that filed for bankruptcy, insolvency, winding-up, liquidation, reorganization or creditors' arrangement.

          (c) Except as set forth on Schedule 4.23(c), there are no claims, actions, suits, investigations, complaints, grievances or proceedings, pending or, to the knowledge of the Company, threatened against or affecting the Company at law or in equity, or before or by any federal, provincial, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it and no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration) against the Company or against any of its properties or business.

     4.24 Restrictive Covenants. The Company is not a party to or bound or affected by any commitment, agreement or document containing any covenant limiting the freedom of the Company to compete in any line of business, transfer or move any of its assets or operations or which does or would reasonably expected to materially or adversely affect the business practices, operations or conditions of the Company or the Surviving Company.

     4.25  Taxes.

          (a)
               (i) The Company has duly and timely filed its Tax Returns with the appropriate Governmental Authority and has duly, completely and correctly reported all income and all other amounts and information required to be reported thereon.

               (ii) The Company has duly and timely paid all Taxes, including all instalments on account of Taxes for the current year, that are due and payable by it and the Company has established reserves that are reflected on the Balance Sheet and that will be reflected on the books and records of the Company on the Closing Date, that are adequate for the payment by the Company of all Taxes that are not yet due and payable (and that will not be due and payable by the Closing Date) and that relate to periods ending on or prior to the Closing Date.

               (iii) The Company has not requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which (A) to file any Tax Return covering any Taxes for which the Company is or may be liable; (B) to file any elections, designations or similar things relating to Taxes for which the Company is or may be liable;
(C) the Company is required to pay or remit any Taxes or amounts on account of Taxes; or (D) any Governmental Authority may assess or collect Taxes for which the Company is or may be liable.

               (iv) The Canadian federal and provincial income and capital tax liabilities of the Company has been assessed by the relevant taxing authorities and notices of assessment have been issued to each such entity by the relevant taxing authorities for all taxation years prior to and including the taxation year ended February 28, 1997.

               (v) Except as set forth on Schedule 4.25(a)(v), there are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Shareholders, threatened, against the Company in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

               (vi) The Company has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any Person, including, without limitation, any of its employees, officers and directors and any non-resident Person, the amount of all Taxes and other deductions required by any applicable law, rule or regulation to be withheld from any such amount and has duly and timely remitted the same to the appropriate Governmental Authority.

               (vii) Except as specifically disclosed in writing to USFloral, for purposes of the Income Tax Act (Canada) or any applicable provincial or municipal taxing statute, no Person or group of Persons has ever acquired or had the right to acquire control of the Company.

          (b) For purposes of this Section 4.25:

               (i) the term "Person" means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person's capacity as trustee, executor, administrator or other legal representative;

               (ii) the term "Taxes" includes, without limitation, all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including, without limitation, those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, use, value-added, excise, stamp, withholding, business, franchising, property, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums; and

               (iii) the term "Tax Returns" includes, without limitation, all returns, reports, declarations, elections, notices, filings, information returns and statements filed in respect of Taxes.

          (c) Complete and accurate information relating to each of the matters referred to below is set forth in the Company's corporate tax returns and books and records:

               (i) cost and adjusted cost base of capital properties;

               (ii) capital cost allowance deducted in each class of depreciable assets;

               (iii) undepreciated capital cost of each class of depreciable assets;

               (iv) paid-up capital of each class of shares;

               (v) capital dividend account balance;

               (vi) refundable dividend tax on hand;

               (vii) non-capital losses available for carry over (year incurred, how incurred, e.g., a property loss would be extinguished on a change of control);

               (viii) net capital losses (may be relevant if there are unrealized gains available for designation under paragraph 111(4)(e);

               (ix) cumulative eligible capital;

               (x) investment tax credits; and

               (xi) unclaimed GST input tax credit.

          (d) None of the Shareholders is a non-resident for the purposes of the Income Tax Act (Canada).

          (e) The only reserves claimed by the Corporation prior to the acquisition of control by USFloral are set out in Schedule 4.25(e).

     4.26 Absence of Changes. Since the Balance Sheet Date, the Company has conducted its business in the ordinary course and, except as contemplated herein or as set forth on Schedule 4.26, there has not been:

          (a) any material adverse change in the financial condition, assets, liabilities (contingent or otherwise), income or business of the Company;

          (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company;

          (c) any change in the authorized capital of the Company or in its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;

          (d) any declaration or payment of any dividend or distribution in respect of the share capital, or any direct or indirect redemption, purchase or other acquisition of any of the share capital of the Company;

          (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers directors, Shareholders, employees, consultants or agents, except for ordinary and customary bonuses and salary increases for employees in accordance with past practice;

          (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which has had a Material Adverse Effect;

          (g) any sale or transfer, or any agreement to sell or transfer, any material assets property or rights of the Company to any person, including without limitation the Shareholders and their affiliates;

          (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of the Shareholders and their affiliates, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;

          (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company;

          (k) any waiver of any material rights or claims of the Company;

          (l) any breach, amendment or termination of any material contract, agreement, license, permit or other right to which the Company is a party;

          (m) any transaction by the Company outside the ordinary course of business;

          (n) any capital commitment by the Company, either individually or in the aggregate, exceeding U.S. $25,000;

          (o) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets;

          (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset (other than liens arising under existing lease financing arrangements which are not material and liens for Taxes not yet due and payable);

          (q) any entry into, amendment of, relinquishment, termination or non-renewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of U.S. $25,000;

          (r) any loan by the Company to any person or entity, incurring by the Company, of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others;

          (s) the commencement or notice or, to the knowledge of the Company, threat of commencement, of any lawsuit or proceeding against, or investigation of, the Company or any of its affairs; or

          (t) negotiation or agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through
(s) (other than negotiations with USFloral and its representatives regarding the transactions contemplated by this Agreement).

     4.27 Deposit Accounts; Powers of Attorney. Schedule 4.27 sets forth a complete and accurate list as of the date of this Agreement, of:

          (a) the name of each financial institution in which the Company has any account or safe deposit box;

          (b) the names in which the accounts or boxes are held;

          (c)  the type of account;

          (d) the name of each person authorized to draw thereon or have access thereto; and

          (e) the name of each person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

     4.28  Environmental Matters.

          (a) Hazardous Material. Other than as set forth on Schedule 4.28(a), no underground storage tanks and no amount of any substance that has been designated, defined or identified by any Governmental Authority or by applicable federal, state, provincial, local or other applicable orders, ordinances, protocols, codes, guidelines, policies, notices, directions and judgments to be a pollutant, contaminant, waste of any nature, deleterious substance or dangerous or hazardous substance or good or to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum and urea-formaldehyde (a "Hazardous Material"), excluding office and janitorial supplies properly and safely maintained are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company currently owns, operates, occupies, leases or has under its charge, management or control or has owned, operated, occupied or leased or had under its charge, management or control. Schedule 4.28(a) identifies all underground and aboveground storage tanks, and the capacity, age, and contents of such tanks, located on Real Property owned or leased by the Company.

          (b) Hazardous Materials Activities. The Company has not transported, stored, used, sold, manufactured, disposed of or released, or exposed its employees or others to, Hazardous Materials or any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of or in non-conformance with any rule, regulation, by-law, order, ordinance, protocol, code, guideline, policy, notice, direction or judgment, treaty or statute promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity or relating to the protection of the environment or public or employee health or safety.

          (c) Permits. The Company currently holds all environmental approvals, permits, certificates, authorizations, instructions, registrations, directions, licenses, clearances and consents (the "Environmental Permits") required by any Governmental Authority for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted. All Environmental Permits are in full force and effect and valid. The Company (A) is in compliance in all material respects with all terms and conditions of the Environmental Permits and (B) is in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in the laws of all Governmental Authorities relating to pollution or protection of the environment or public or employee health or safety or contained in any regulation, code, plan, order, decree, judgment, notice, demand letter, by-law, rule, policy, guideline, or direction issued, entered, promulgated or approved thereunder. To the Company's knowledge, there are no circumstances that may prevent or interfere with such compliance in the future.
Schedule 4.28(d) includes a listing and description of all Environmental Permits currently held by the Company.

          (d) Environmental Liabilities. No action, proceeding, prosecution, revocation proceeding, amendment procedure, writ, injunction, order, direction or claim has been brought against the Company or its operations or is pending, or to the knowledge of the Company, threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity, including any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority requiring any remediation or cleanup of any Hazardous Material or requiring that any release or other activity be reduced, modified or eliminated. There are no past or present actions, activities, circumstances, conditions, events, or incidents (including, without limitation, the presence or release of any Hazardous Material in, on or under any property now or formerly owned, operated, occupied or leased by, or under the charge, management or control of, the Company) that could involve the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) in any environmental litigation or prosecution, or impose upon the Company (or any person or entity whose liability the Company has retained or assumed, either by contract or operation of law) any environmental liability pursuant to any law, by-law, rule, regulation, order, ordinance, protocol, code, guideline, policy, notice, direction, judgment or other requirement of any Governmental Authority relating to the protection of the environment or public or employee health or safety or to Hazardous Materials or pursuant to the common law including, without limitation, common law tort liability.

          (e) No part of the property currently or, to the knowledge of the Company formerly, owned, occupied, operated, leased or under its charge, management or control has ever been used as a landfill or for the disposal of waste.

          (f) All material environmental data and studies (including the result of any environmental audit) relating to the Company have been delivered or made available to USFloral.

     4.29 Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office, nor has it otherwise taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     4.30 Disclosure. The Company has delivered to USFloral true and complete copies of each agreement, contract, commitment or other document (or summaries thereof) that is referred to in the Schedules or that has been requested by USFloral. Without limiting any exclusion, exception or other limitation contained in any of the representations and warranties made herein, this Agreement, the schedules hereto and all other documents and information furnished to USFloral and its representatives pursuant hereto do not and will not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading. If any Shareholder becomes aware of any fact or circumstance which would change a representation or warranty of any Shareholder in this Agreement or any representation made on behalf of the Company, the Shareholder shall immediately give notice of such fact or circumstance to USFloral. However, such notification shall not relieve the Company or the Shareholder of their respective obligations under this Agreement, and at the sole option of USFloral, the truth and accuracy of any and all warranties and representations of the Shareholders, at the date of this Agreement and as of the Closing date, shall be a precondition to the consummation of this transaction.

     4.31 USFloral Prospectus; Securities Representations; Resale Restrictions. Each Shareholder has received and reviewed a copy of the prospectus dated March 18, 1998 including all supplements thereto (as supplemented, the "USFloral Prospectus") contained in USFloral's shelf registration statement on Form S-1 (File No. 333-39969). Each Shareholder (a) has such knowledge, sophistication and experience in business and financial matters that they are capable of evaluating the merits and risks of an investment in the shares of USFloral Common Stock, (b) fully understands the nature, scope, and duration of the limitations on transfer contained herein, and under applicable law, and (c) can bear the economic risk of any investment in the shares of USFloral Common Stock and can afford a complete loss of such investment. Each Shareholder has had an adequate opportunity to ask questions and receive answers (and has asked such questions and received answers to its satisfaction) from the officers of USFloral concerning the business, operations and financial condition of USFloral. None of the Shareholders has any contract, undertaking, agreement or arrangement, written or oral, with any other person to sell, transfer or grant participation in any shares of USFloral Common Stock to be acquired by such Shareholder in the Share Sale. Each Shareholder acknowledges and agrees that USFloral has not and will not provide such Shareholder or any other party with a prospectus for such Shareholder's use in selling USFloral Common Stock. Each Shareholder acknowledges that the shares of USFloral Common Stock will not be qualified for distribution in Canada and are being issued pursuant to exemptions from the registration and prospectus requirements of applicable Canadian securities legislation and that accordingly, subject to receipt of the Orders contemplated in Section 6.10 hereof, the USFloral Common Stock will not be freely tradeable in Canada and will be subject to restrictions on resale under applicable Canadian securities laws.

     4.32 Affiliates. The Shareholders are the only persons who are, in the reasonable judgment of the Company and each of the Shareholders, affiliates of the Company within the meaning of Rule 145 (each such person an "Affiliate") promulgated under the 1933 Act.

     4.33 Location of Chief Executive Offices. Schedule 4.33 sets forth the location of the Company's chief executive offices.

     4.34 Location of Equipment and Inventory. All Inventory and Equipment held on the date hereof by the Company is located at one of the locations shown on
Schedule 4.34. For purposes
of this Agreement, (a) the term "Inventory" shall include all merchandise, inventory and goods, and all additions, substitutions and replacements thereof, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same; in all stages of production, and all proceeds therefrom; and (b) the term "Equipment" shall include all machinery, equipment, furnishings, fixtures and vehicles owned by the Company, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

     4.35 Securities Law Matters. The Company is not a "reporting issuer" within the meaning of applicable Canadian securities legislation, there is not a published market in respect of the Company Shares, and the number of holders of Company Shares is not more than 50, exclusive of holders who are in the employment of the Company or were formerly in the employment of the Company and who while in that employment were, and have continued after that employment to be, holders of Company Shares.

 5.  REPRESENTATIONS OF USFLORAL

     To induce the Company and the Shareholders to enter into this Agreement and consummate the transactions contemplated hereby, USFloral represents and warrants to the Company and the Shareholders as follows:

     5.1 Due Organization. USFloral is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized, qualified, registered and licensed to do business under all applicable laws, regulations, ordinances and orders of public authorities to carry on its business in the places and in the manner as now conducted, except where the failure to be so authorized, registered, qualified or licensed would not have a Material Adverse Effect. Copies of the Certificate of Incorporation and the Bylaws, as amended, of USFloral (the "USFloral Charter Documents") have been delivered to the Company. USFloral is not in violation of any USFloral Charter Document.

     5.2  USFloral Common Stock.   The issuances of shares of USFloral Common
Stock to be delivered to the Shareholders at the Closing and in payment of the Earn-Out Consideration and the Option Shares (as defined in Section 6.9 hereof) shall, at the time of the investment decision with respect to their issuance, be registered under the 1933 Act and, when delivered in accordance with the terms of this Agreement or USFloral's 1997 Long-Term Incentive Plan, as the case may be, will be valid and legally issued shares of USFloral capital stock, fully paid and nonassessable, and prior to the time such shares may be transferred in accordance with the provisions of Section 6.9 hereof, will be approved for quotation on the Nasdaq National Market.

     5.3 Authorization; Validity of Obligations. USFloral has all requisite corporate power and authority to enter into and perform its obligations pursuant to USFloral to the terms of this Agreement. USFloral has the full legal right, power and corporate authority to enter into this Agreement and the transactions contemplated hereby. The execution and delivery of this Agreement by USFloral and the performance by USFloral of the transactions contemplated herein have been duly and validly authorized by the Board of Directors of USFloral, and this Agreement has been duly and validly authorized by all necessary corporate action. This Agreement is a legal, valid and binding obligation of USFloral enforceable in accordance with its terms.

     5.4 No Conflicts. The execution, delivery and performance of this Agreement, the consummation of the transactions herein contemplated hereby and the fulfillment of the terms hereof will not:

          (a) conflict with, or result in a breach or violation of the USFloral Charter Documents;

          (b) subject to compliance with any agreements between USFloral and its lenders, conflict with, or result in a default (or an event that would constitute a default but for a requirement of notice or lapse of time or both) under any document, agreement or other instrument to which USFloral is a party or by which USFloral is bound, or result in the creation or imposition of any lien, charge or encumbrance on any of USFloral's properties pursuant to (i) any law or regulation to which either USFloral or any of its property is subject, or
(ii) any judgment, order or decree to which USFloral is bound or any of their respective property is subject;

          (c) result in termination or any impairment of any material permit, license, franchise, contractual right or other authorization of USFloral; or

          (d) violate any law, order, judgment, rule, regulation, decree or ordinance to which USFloral is subject, or by which USFloral is bound, (including, without limitation, the HSR Act, together with all rules and regulations promulgated thereunder).

     5.5 Capitalization of USFloral and Ownership of USFloral Stock. The authorized capital stock of USFloral consists of 100,000,000 shares of Common Stock, of which 12,924,193 shares were outstanding on February 27, 1998. All of the shares of USFloral Common Stock to be issued to the Shareholders in accordance herewith and the Options (as defined in Section 6.9) will be offered, issued, sold and delivered by USFloral in compliance with all applicable, provincial, state and federal laws concerning the issuance of securities and none of such shares was or will be issued in violation of the preemptive rights of any Shareholder of USFloral.

     5.6  Accredited Investor.

          (a) USFloral is an "accredited investor" as that term is defined in Rule 501(a) promulgated under the 1933 Act; is acquiring the Company Shares for investment purposes only, for the account of USFloral and not with the view to any resale or distribution thereof; is not participating, directly or indirectly, in an underwriting of such Company Shares; and will not take, or cause to be taken, any action that would cause itself or the Shareholders to be deemed an "underwriter," as defined in Section 2(11) of the 1933 Act, of such Company Shares.

          (b) USFloral Common Stock is currently listed for quotation on the Nasdaq National Market. In the event that USFloral Common Stock is not listed for quotation on the Nasdaq National Market or upon a national securities exchange registered as such under the U.S. Securities Exchange Act of 1934, as amended, USFloral covenants and agrees to make publicly available such information as will satisfy the requirements of Rule 144(c) promulgated under the 1933 Act.


 6.  COVENANTS

     6.1  Tax Matters.

          (a) The following provisions shall govern the allocation of responsibility as between the Shareholders, on the one hand, and the Surviving Corporation, on the other, for certain tax matters following the Closing Date:

               (i) USFloral shall cause to be prepared and filed on a timely basis, all Tax Returns for the Company for any period which ends on or before the Closing Date and for which Tax Returns have not been filed as of such date. USFloral shall also cause to be prepared and filed on a timely basis, all Tax Returns for the Company for periods beginning before and ending after the Closing Date. The Shareholders and USFloral shall cooperate fully with each other and make available to each other in a timely fashion such data and other information as may reasonably be required for the preparation of any Tax Return of the Company for a period ending on, prior to or including the Closing Date and shall preserve such date and other information until the expiration of any applicable limitation period under any applicable law with respect to Taxes.

               (ii) If requested by USFloral, the Company will file an election under subsection 256(9) of the Income Tax Act (Canada).

               (iii) The Surviving Corporation shall prepare or cause to be prepared and file or cause to be filed any Tax Returns for Tax periods which begin before the Closing Date and end after the Closing Date. The Shareholders shall pay to the Surviving Corporation within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such taxable period ending on the Closing Date to the extent such Taxes are not reflected in the current liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Company's books and records as of the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Surviving Corporation.

               (iv) USFloral and the Surviving Corporation on one hand and the Shareholders on the other hand shall (A) cooperate fully, as reasonably requested, in connection with the preparation and filing of Tax Returns pursuant to this Section 6.1 and any audit, litigation or other proceeding with respect to Taxes; (B) make available to the other, as reasonably requested, all information, records or documents with respect to Tax matters pertinent to the Company for all periods ending prior to or including the Closing Date; and (C) preserve information, records or documents relating Tax matters pertinent to the Company that is in their possession or under their control until the expiration of any applicable statute of limitations or extensions thereof.

               (v) The Shareholders shall timely pay all transfer, documentary, sales, use, stamp, registration and other Taxes and fees arising from or relating to the transactions contemplated by this Agreement, and the Shareholders shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration, and other Taxes and fees. If required by applicable law, USFloral and the Surviving Corporation will join in the execution of any such Tax Returns and other documentation.

     6.2 Related Party Agreements. The Company and/or the Shareholders, as the case may be, shall terminate any Related Party Agreements which USFloral requests the Company or Shareholders to terminate.

     6.3  Cooperation.

          (a) The Company, the Shareholders and USFloral shall each deliver or cause to be delivered to the other on the Closing Date, and at such other times and places as shall be reasonably agreed to, such instruments as the other may reasonably request for the purpose of carrying out this Agreement. In connection therewith, if required, the president or chief financial officer of the Company shall execute any documentation reasonably required by USFloral's independent public accountants (in connection with such accountants' audit of the Company) or the Nasdaq National Market.

          (b) The Shareholders and the Company shall cooperate and use their reasonable efforts to have the present officers, directors and employees of the Company cooperate with USFloral on and after the Closing Date in furnishing information, evidence, testimony and other assistance in connection with any filing obligations, actions, proceedings, arrangements or disputes of any nature with respect to matters pertaining to all periods prior to the Closing Date.

          (c) Each party hereto shall cooperate in obtaining all consents and approvals required under this Agreement to effect the transactions contemplated hereby

          (d) The Company, the Shareholders and USFloral shall file all notices and other information and documents required under the HSR Act (as defined in Section 4.3) as promptly as practicable after the date hereof.

     6.4 Conduct of Business Pending Closing. Except as set forth in Schedule 4.26, between the date hereof and the Closing Date, the Company will (except as requested or agreed by USFloral):

          (a) carry on its business in the ordinary and normal course substantially the same manner as it has heretofore and not introduce any material new method of management, operation or accounting;

          (b) maintain its properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

          (c) perform all of its obligations under agreements relating to or affecting its respective assets, properties or rights;

          (d) keep in full force and effect present insurance policies or other comparable insurance coverage and give all notices and present claims thereunder in a timely fashion;

          (e) use all commercially reasonable efforts to maintain and preserve its business organization intact, retain its present officers and key employees and maintain its relationships with suppliers, vendors, customers, creditors and others having business relations with it;

          (f) maintain compliance with all permits, laws, rules and regulations, consent orders, and all other orders of applicable courts, regulatory agencies and similar governmental authorities;

          (g) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

          (h) maintain present salaries and commission levels for all officers, directors, employees, agents, representatives and independent contractors, except for ordinary and customary bonuses and salary increases for employees (other than employees who are also Shareholders) in accordance with past practice.

     6.5 Access to Information. Between the date of this Agreement and the Closing Date, the Company will afford to the officers and authorized representatives of USFloral access to (i) all of the sites, properties, books and records of the Company and (ii) such additional financial and operating data and other information as to the business and properties of the Company as USFloral may from time to time reasonably request, including without limitation, access upon reasonable request to the Company's employees, customers, vendors, suppliers and creditors for due diligence inquiry. No information or knowledge obtained in any investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated hereby.

     6.6 Prohibited Activities. Except as set forth on Schedule 4.26 hereof, between the date hereof and the Closing Date, the Company will not, without the prior written consent of USFloral:

          (a) make any change in its Memorandum of Association or Articles of Association, or authorize or propose the same;

          (b) issue, deliver or sell, authorize or propose the issuance, delivery or sale of any securities, options, warrants, calls, exchange or conversion rights or commitments relating to its securities of any kind, or authorize or propose any change in its equity capitalization, or issue or authorize the issuance of any debt securities;

          (c) declare or pay any dividend, or make any distribution (whether in cash, shares or property) in respect of its shares whether now or hereafter outstanding, or split, combine or reclassify any of its share capital or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares, or purchase, redeem or otherwise acquire or retire for value any shares;

          (d) enter into any contract or commitment or incur or agree to incur any liability or make any capital expenditures, or guarantee any indebtedness, except in the ordinary course of business and consistent with past practice in an amount in excess of U.S. $25,000, including contracts to provide services to customers;

          (e) increase the compensation payable or to become payable to any officer, director, Shareholder, employee, agent, representative or independent contractor; make any bonus or management fee payment to any such person; make any loans or advances; adopt or amend any Company Plan or Company Benefit Arrangement; or grant any severance or termination pay;

          (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired;

          (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment except in the ordinary course of business consistent with past practice;

          (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company;

          (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

          (j) waive any material rights or claims of the Company, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice;

          (k) commit a breach of or amend or terminate any material agreement, permit, license or other right;

          (l) enter into any other transaction (i) that is not negotiated at arm's length with a third party not affiliated with the Company or any officer, director or Shareholder of the Company or (ii) outside the ordinary course of business consistent with past practice or (iii) prohibited hereunder;

          (m) commence a lawsuit other than for routine collection of bills;

          (n) revalue any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

          (o) make any tax election other than in the ordinary course of business and consistent with past practice, change any tax election, adopt any tax accounting method other than in the ordinary course of business and consistent with past practice, change any tax accounting method, file any Tax Return (other than any estimated tax returns, payroll tax returns or sales tax returns) or any amendment to a Tax Return, enter into any closing agreement, settle any tax claim or assessment, or consent to any tax claim or assessment, without the prior written consent of USFloral; or

          (p) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 6.6(a) through (o) above, or any action which would make any of the representations and warranties of the Company and the Shareholders contained in this Agreement untrue or result in any of the conditions set forth in Articles 8 and 9 not being satisfied.

     6.7 Notice to Bargaining Agents. Prior to the Closing Date, the Company shall satisfy any requirement for notice of the transactions contemplated by this Agreement under applicable collective bargaining agreements, if requested by USFloral, and shall provide USFloral with proof that any required notice has been sent.

     6.8  Sales of USFloral Common Stock.

          (a) No Shareholder will, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of the shares of USFloral Common Stock to be received by such Shareholder in the Share Sale prior to the date that is, (i) with respect to one-third of the shares, eighteen months from the Closing Date or February 28, 1999 with respect to the Earn-Out Consideration (if in shares of USFloral Common Stock), as the case may be, (ii) with respect to two-thirds of the shares, twelve months from the Closing Date or February 28, 1999 with respect to the Earn-Out Consideration (if in shares of USFloral Common Stock), as the case may be and (iii) with respect to all of the shares, six months from the Closing Date or February 28, 1999 with respect to the Earn-Out Consideration (if in shares of USFloral Common Stock), as the case may be.

          (b) Each Shareholder acknowledges and agrees that USFloral will not provide such Shareholder with a prospectus for such Shareholder's use in selling the shares of USFloral Common Stock to be received by such Shareholder in the Share Sale, and agrees to sell such shares only in accordance with the requirements, if any, of applicable Canadian securities laws, the Orders contemplated in Section 6.10 hereof and Rule 145(d) promulgated under the 1933 Act. USFloral acknowledges that the provisions of this Section 6.8(b) will be satisfied under the 1933 Act as to any sale by a Shareholder of the USFloral Common Stock such Shareholder may acquire pursuant to the Share Sale pursuant to Rule 145(d) under the 1933 Act, by a broker's letter and a letter from the Shareholder with respect to that sale stating that the applicable requirements of Rule 145(d)(1) have been met or are inapplicable by virtue of Rule 145(d)(2) or Rule 145(d)(3) provided, however, that USFloral has no reasonable basis to believe that such sales were not made in compliance with such provisions of Rule 145(d) and subject to any changes in Rule 145 after the date of this Agreement. Upon receipt of a broker's letter and a letter from a Shareholder stating that the USFloral Common Stock acquired hereunder by such Shareholder is being sold in accordance with the provisions of Rule 145(d), USFloral shall promptly instruct its transfer agent to remove the Rule 145 legend set forth in Section 6.8(c) below as to all such USFloral Common Stock sold in the subject transaction.

          (c) The certificate or certificates evidencing the shares of USFloral Common Stock to be delivered to the Shareholders in the Share Sale will bear restrictive legends substantially in the following forms:

     THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THESE SHARES MAY ONLY BE TRANSFERRED PURSUANT TO A REGISTRATION STATEMENT COVERING THE TRANSFER OF SUCH SHARES OR A VALID EXEMPTION FROM REGISTRATION.

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL HOLDING PERIOD EXPIRING ON ***, PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT, DATED AS OF APRIL 3, 1998, AMONG THE ISSUER AND THE SHAREHOLDERS OF DAVID L. JONES WHOLESALE, LTD., A BRITISH COLUMBIA CORPORATION. PRIOR TO THE EXPIRATION OF SUCH HOLDING PERIOD, SUCH SHARES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED AND THE ISSUER SHALL NOT BE REQUIRED TO GIVE EFFECT TO ANY ATTEMPTED SALE, TRANSFER OR ASSIGNMENT.

     UPON THE WRITTEN REQUEST OF THE HOLDER OF THIS CERTIFICATE, THE ISSUER AGREES TO REMOVE THIS RESTRICTIVE LEGEND (AND ANY STOP ORDER PLACED WITH THE TRANSFER AGENT) WHEN THE HOLDING PERIOD HAS EXPIRED.

*** With respect to the Initial Consideration, certificates representing one-third of the shares of USFloral Common Stock issued will read "October 3, 1998," one-third will read "April 3, 1999" and one-third will read "October 3, 1999." With respect to the Earn-Out Consideration, certificates representing one-third of the shares of USFloral Common Stock issued will read "August 28, 1999," one-third will read "February 28, 2000" and one-third will read "August 28, 2000."

     6.9 USFloral Stock Options. As soon as practicable after the Closing, options (the "Options") to purchase such number of shares of USFloral Common Stock (the "Option Shares") as shall have a fair market value as of the Closing Date equal to 6.25% of the Initial Consideration provided for in Section 1.2 above, before any adjustment to the Initial Consideration pursuant to Section
1.2 or 2.1, shall be available for issuance to the key employees (the "Option Holders") of the Surviving Corporation after the Closing, as determined by the Surviving Corporation's President (or other officer or director designated by the Surviving Corporation and acceptable to USFloral) in accordance with USFloral's policies, and authorized and issued under the terms of USFloral's 1997 Long-Term Incentive Plan. The Options shall vest in four equal installments of 25% each on the first four anniversaries of the date of grant and shall have an exercise price equal to the fair market value as of the date of grant. In the event that USFloral does not obtain the Option Orders contemplated in Section 6.10 hereof, USFloral shall provide a "phantom stock option plan" in substitution for the Options, the operative provisions of which will be equivalent to the terms of the 1997 Long-Term Incentive Plan and which will provide the same economic benefit to the Option Holders as the Options would have provided.

     6.10 Canadian Securities Filings. As soon as practicable after the Closing and in any event no later than April 17, 1998, USFloral shall prepare and file applications for orders, subject to usual conditions (the "Orders"), from the securities authorities in each of British Columbia, Alberta and, if necessary, Manitoba such that the resale of the USFloral Common Stock issued and to be issued pursuant to this Agreement and upon exercise of the Options through the facilities of a stock exchange outside of Canada or on the Nasdaq National Market will not be subject to the prospectus requirements of the securities legislation of such provinces. USFloral shall use its best efforts to obtain the Orders.

     6.11 Composition of Board of Directors. From the Closing Date through February 28, 2000, USFloral shall not vote its shares of the Surviving Corporation to alter the composition of the Board of Directors.


 7.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF USFLORAL

     The obligation of USFloral to consummate the purchase of Company Stock is subject to the satisfaction or waiver, at or before the Effective Time, of the following conditions and deliveries:

     7.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Shareholders and the Company contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Company and the Shareholders on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President and by the Chief Financial Officer on behalf of the Company and by each of the Shareholders shall have been delivered to USFloral.

     7.2  No Litigation.   No temporary restraining order, preliminary or
permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Company, or limiting or restricting USFloral's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit claim or proceeding of any nature pending or threatened against USFloral or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the Company.

     7.3 No Laws. No laws, by-laws, rules, regulations, orders or any other requirements of any Governmental Authority shall have been enacted, introduced or announced which may materially and adversely affect the Company or the business carried on by it.

     7.4 No Material Adverse Change. There shall have been no material adverse changes in the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits or condition (financial or otherwise) of the Company, taken as a whole, since the Balance Sheet Date; and USFloral shall have received a certificate signed by each Shareholder dated the Closing Date to such effect.

     7.5 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party, relating to the consummation by the Company and the Shareholders of the transactions contemplated hereby, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     7.6 Opinion of Counsel. USFloral shall have received an opinion from counsel to the Company and the Shareholders, dated the Closing Date, in a form reasonably satisfactory to USFloral.

     7.7 Charter Documents. USFloral shall have received (a) a copy of the Memorandum of Association of the Company certified by an appropriate authority in the Province of its incorporation and (b) a copy of the Articles of Association of the Company certified by the Secretary of the Company, and such documents shall be in form and substance reasonably acceptable to USFloral.

     7.8 Due Diligence Review. The Company shall have made such deliveries as are called for by this Agreement. USFloral shall be fully satisfied in its sole discretion with the results of its review of all of the Schedules, whether delivered before or after the execution hereof, and such deliveries, and its review of, and other due diligence investigations with respect to, the business, operations, affairs, prospects, properties, assets, existing and potential liabilities, obligations, profits and condition (financial or otherwise) of the Company.

     7.9 Delivery of Closing Financial Certificate. USFloral shall have received a certificate (the "Closing Financial Certificate"), dated as of the Closing Date, signed on behalf of the Company, setting forth:

          (a) the net worth of the Company as of the last day of its most recent fiscal year (the "Certified Year-End Net Worth");

          (b) the net worth of the Company as of the Closing Date (including, without limitation, and to the extent that net worth is impacted thereby, the earnings of the Company for the period from February 28, 1998 to the Closing Date, and including the excess of the fair market value of the Company's interest in the Templeton Growth Fund as of the Closing Date over the book value of the Company's interest in such find as reflected in the Company's February 28, 1998 financial statements) (the "Certified Closing Net Worth");

          (c) the earnings of the Company before interest and taxes (after the addition of "add-backs" set forth on Schedule 4.9(b)(i)) for the most recent fiscal year preceding the Closing Date (the "Certified Year-End EBIT"); and

          (d) a statement that all of the Company financial conditions set forth in Section 4.9 of the Agreement are satisfied as of the Closing Date.

The parties acknowledge and agree that for purposes of determining the Certified Closing Net Worth, the Company shall not take account of any increase in intangible assets (including without limitation goodwill, franchises and intellectual property) accounted for after February 28, 1997.

     7.10 Employment Agreements. David Austin shall have entered into an employment agreement with the Company in a form reasonably satisfactory to USFloral.

     7.11 Shareholders' Release. The Shareholders shall each have delivered to USFloral an instrument dated the Closing Date releasing the Company from any and all claims of such Shareholder against the Company.

     7.12 Related Party Agreements. The Company shall have delivered to USFloral evidence of repayment of all amounts due to the Company from the Shareholders and any entities in which any Shareholder has an interest.

 8.  CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND THE
     SHAREHOLDERS

     The obligation of the Shareholders and the Company to consummate the sale of the Company Shares are subject to the satisfaction or waiver, at or before the Closing, of the following conditions and deliveries:

     8.1 Representations and Warranties; Performance of Obligations. All of the representations and warranties of USFloral contained in this Agreement shall be true, correct and complete on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by USFloral on or before the Closing Date shall have been duly complied with, performed or satisfied; and a certificate to the foregoing effects dated the Closing Date and signed by the President or any Vice President of USFloral on behalf of USFloral shall have been delivered to the Company and the Shareholders.

     8.2 No Litigation. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or provision challenging USFloral's proposed acquisition of the Company, or limiting or restricting USFloral's conduct or operation of the business of the Company (or its own business) following the Closing shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall be no action, suit, claim or proceeding of any nature pending or threatened, against USFloral or the Company, their respective properties or any of their officers or directors, that could materially and adversely affect the business, assets, liabilities, financial condition, results of operations or prospects of the USFloral and its subsidiaries taken as a whole.

     8.3 Consents and Approvals. All necessary consents of, and filings with, any governmental authority or agency or third party relating to the consummation by USFloral of the transactions contemplated herein, shall have been obtained and made. Any waiting period applicable to the consummation of the transactions contemplated hereby under the HSR Act shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission challenging or seeking to enjoin the consummation of the transactions contemplated hereby shall be pending.

     8.4 Employment Agreements. The Company shall have afforded David Austin and Stanley Dart an opportunity to enter into an employment agreement with the Company in a form reasonably satisfactory to USFloral.


 9.  INDEMNIFICATION

     9.1 General Indemnification by the Shareholders. Each Shareholder, jointly and severally, covenants and agrees to indemnify, defend, protect and hold harmless USFloral and the Surviving Corporation and their respective officers, directors, employees, Shareholders, assigns, successors and affiliates (individually, an "Indemnified Party" and collectively, "Indemnified Parties") from, against and in respect of:

          (a) all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable attorneys' fees and disbursements of every kind, nature and description and all costs incurred in investigating or pursuing any of the foregoing) (collectively, "Damages") suffered, sustained, incurred or paid by the Indemnified Parties in connection with, resulting from or arising out of, directly or indirectly:

               (i) any breach of any representation or warranty of the Shareholders or the Company set forth in this Agreement or any Schedule or certificate, delivered by or on behalf of any Shareholder or the Company in connection herewith; or

               (ii) any nonfulfillment of any covenant or agreement by the Shareholders or, prior to the Effective Time, the Company, under this Agreement; or

               (iii) the business, operations or assets of the Company prior to the Closing Date or the actions or omissions of the Company's directors, officers, shareholders, employees or agents prior to the Closing Date, other than Damages arising from matters expressly disclosed in the Company Financial Statements, this Agreement or the Schedules to this Agreement; or

               (iv) the presence of any Hazardous Material prior to Closing upon or within any property (including underlying soils and substrata, surface water and groundwater) now or formerly owned, occupied or leased by or under the charge, management or control of the Company or the presence of any Hazardous Material prior to Closing upon or within any property (including underlying soils and substrata, surface water and groundwater) proximate to such property where such presence relates to any act or omission of the Company or the carrying on of business by the Company prior to Closing;

               (v) any environmental administrative complaint, direction, order or sanction which is issued, imposed or proposed by any Governmental Authority in connection with the business of the Company or any property (including underlying soils and substrata, surface water and groundwater) now or formerly owned, occupied or leased by or under the charge, management or control of the Company relating to any condition, event or circumstance existing or occurring prior to Closing, or in connection with any property proximate to such property where such complaint, direction, order or sanction relates to any act or omission of the Company or the carrying on of business by the Company prior to Closing, including without limitation any order requiring any remediation or clean up of any Hazardous Material or requiring any release or other activity relating to a Hazardous Material be reduced, modified or eliminated;

               (vi) any other Damages imposed at any time by any third parties in connection with environmental matters relating to any period prior to Closing;

               (vii) the matters disclosed on Schedules 4.23 (conformity with law; litigation), 4.25 (taxes), and 4.28 (environmental matters); and

          (b) any and all Damages incident to any of the foregoing or to the enforcement of this Section 9.1.

     9.2  Limitation and Expiration.  Notwithstanding the above:

          (a) there shall be no liability for indemnification under Section 9.1 unless, and solely to the extent that, the aggregate amount of Damages exceeds
(i) prior to the determination of the Earn-Out Consideration, U.S. $140,000; or
(ii) upon determination of the Earn-Out Consideration, the sum of $140,000 plus one-percent of the Earn-Out Consideration (the "Indemnification Threshold"); provided, however, that the Indemnification Threshold shall not apply to (i) adjustments to the Initial Consideration as set forth in Sections 2.2 and 3.1;
(ii) Damages arising out of any breaches of the covenants of the Shareholders set forth in this Agreement or representations and warranties made in Sections
4.4 (capital stock of the Company), 4.5 (transactions in capital stock), 4.9 (Company financial conditions), 4.18 (material contracts and commitments), 4.23 (conformity with law; litigation), 4.25 (taxes), or 4.28 (environmental matters), or (iii) Damages described in Section 9.1(a)(iv);

          (b) the aggregate amount of the Shareholders' liability under this
Article 9 shall not exceed the Purchase Price; provided, however, that the Shareholders' liability for Damages arising out of any breaches of the representations made in Sections 4.25 (taxes) or 4.28 (environmental matters) or Damages described in Section 9.1(a)(ii) and Section 9.1(a)(iv) shall not be subject to such limitation;

          (c) the indemnification obligations under this Article 9, or under any certificate or writing furnished in connection herewith, shall terminate at the date that is the later of clause (i) or (ii) of this Section 9.2(c):

               (i)

                    (1) except as to representations, warranties, and covenants specified in clause (i)(2) of this Section 9.2(c), the first anniversary of the Closing Date, or

                    (2) with respect to representations and warranties contained in Sections 4.22 (employee benefit plans), 4.28 (environmental matters), and the indemnification set forth in Section 9.1(a)(ii), (iii) or (iv), on (A) the date that is six (6) months after the expiration of the longest applicable federal or state statute of limitation (including extensions thereof), or (B) if there is no applicable statute of limitation, (x) ten (10) years after the Closing Date if the Claim is related to the cost of investigating, containing, removing, or remediating a release of Hazardous Material into the environment, or (y) five (5) years after the Closing Date for any other Claim covered by clause (i)(2)(B) of this Section 9.2(c); with respect to representations and warranties contained in Section 4.28 (environmental matters), the indemnification obligations under this Article 9 shall not terminate; or

                    (3) with respect to representations and warranties contained in Section 4.25 (taxes), the date that is 90 days after the relevant authorities shall no longer be entitled to assess liability for tax against the Company for any particular taxation year ended on or prior to the Closing Date, having regard without limitation, to any waivers given by the Company in respect of any taxation year;

               (ii) the final resolution of claims or demands pending as of the relevant dates described in clause (i) of this Section 9.2(c) (such claims referred to as "Pending Claims");

               (iii) Notwithstanding the limitations set forth in Section 9.2, any Claim which is based on title to the Company Shares, intentional misrepresentation or fraud may be brought at any time.

     9.3 Indemnification Procedures. All claims or demands for indemnification under this Article 9 ("Claims") shall be asserted and resolved as follows:

          (a) In the event that any Indemnified Party has a Claim against any party obligated to provide indemnification pursuant to Section 9.1 hereof (the "Indemnifying Party") which does not involve a Claim being asserted against or sought to be collected by a third party, the Indemnified Party shall with reasonable promptness notify the Shareholders' Representative of such Claim, specifying the nature of such Claim and the amount or the estimated amount thereof to the extent then feasible (the "Claim Notice"). If the Shareholders' Representative does not notify the Indemnified Party within thirty days after the date of delivery of the Claim Notice that the Indemnifying Party disputes such Claim, with a detailed statement of the basis of such position, the amount of such Claim shall be conclusively deemed a liability of the Indemnifying Party hereunder. In case an objection is made in writing in accordance with this
Section 9.3(a), the Indemnified Party shall respond in a written statement to the objection within thirty days and, for sixty days thereafter, attempt in good faith to agree upon the rights of the respective parties with respect to each of such Claims (and, if the parties should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties).

          (b)

               (i) In the event that any Claim for which the Indemnifying Party would be liable to an Indemnified Party hereunder is asserted against an Indemnified Party by a third party (a "Third Party Claim"), the Indemnified Party shall deliver a Claim Notice to the Shareholders' Representative. The Shareholders' Representative shall have thirty days from the date of delivery of the Claim Notice to notify the Indemnified Party (A) whether the Indemnifying Party disputes liability to the Indemnified Party hereunder with respect to the Third Party Claim, and, if so, the basis for such a dispute, and (B) if such party does not dispute liability, whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend against the Third Party Claim, provided that the Indemnified Party is hereby authorized (but not obligated) to file any motion, answer or other pleading and to take any other action which the Indemnified Party shall deem necessary or appropriate to protect the Indemnified Party's interests.

               (ii) In the event that Shareholders' Representative timely notifies the Indemnified Party that the Indemnifying Party does not dispute the Indemnifying Party's obligation to indemnify with respect to the Third Party Claim, the Indemnifying Party shall defend the Indemnified Party against such Third Party Claim by appropriate proceedings, provided that, unless the Indemnified Party otherwise agrees in writing, the Indemnifying Party may not settle any Third Party Claim (in whole or in part) if such settlement does not include a complete and unconditional release of the Indemnified Party. If the Indemnified Party desires to participate in, but not control, any such defense or settlement the Indemnified Party may do so at its sole cost and expense. If the Indemnifying Party elects not to defend the Indemnified Party against a Third Party Claim, whether by failure of such party to give the Indemnified Party timely notice as provided herein or otherwise, then the Indemnified Party, without waiving any rights against such party, may settle or defend against such Third Party Claim in the Indemnified Party's sole discretion and the Indemnified Party shall be entitled to recover from the Indemnifying Party the amount of any settlement or judgment and, on an ongoing basis, all indemnifiable costs and expenses of the Indemnified Party with respect thereto, including interest from the date such costs and expenses were incurred.

               (iii) If at any time, in the reasonable opinion of the Indemnified Party, notice of which shall be given in writing to the Shareholders' Representative, any Third Party Claim seeks material prospective relief which could have an adverse effect on any Indemnified Party or the Surviving Corporation or any subsidiary, the Indemnified Party shall have the right to control or assume (as the case may be) the defense of any such Third Party Claim and the amount of any judgment or settlement and the reasonable costs and expenses of defense shall be included as part of the indemnification obligations of the Indemnifying Party hereunder. If the Indemnified Party elects to exercise such right, the Indemnifying Party shall have the right to participate in, but not control, the defense of such Third Party Claim at the sole cost and expense of the Indemnifying Party.

          (c) Nothing herein shall be deemed to prevent the Indemnified Party from making a Claim, and an Indemnified Party may make a Claim hereunder, for potential or contingent Damages provided the Claim Notice sets forth the specific basis for any such potential or contingent claim or demand to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such Claim may be made.

          (d) Subject to the provisions of Section 9.2, the Indemnified Party's failure to give reasonably prompt notice as required by this Section 9.3 of any actual, threatened or possible claim or demand which may give rise to a right of indemnification hereunder shall not relieve the

Indemnifying Party of any liability which the Indemnifying Party may have to the Indemnified Party unless the failure to give such notice materially and adversely prejudiced the Indemnifying Party.

          (e) The parties will make appropriate adjustments for any Tax benefits, Tax detriments or insurance proceeds in determining the amount of any indemnification obligation under this Article 9, provided that no Indemnified Party shall be obligated to continue pursuing any payment pursuant to the terms of any insurance policy.

          (f) Any indemnification payment made to USFloral shall be deemed to be a reduction of the Purchase Price.

     9.4 Survival of Representations Warranties and Covenants. All representations, warranties and covenants made by the Company, the Shareholders and USFloral in or pursuant to this Agreement or in any document delivered pursuant hereto shall be deemed to have been made on the date of this Agreement (except as otherwise provided herein) and, if a Closing occurs, as of the Closing Date. The representations of the Company and the Shareholders will survive the Closing and will remain in effect until, and will expire upon, the termination of the indemnification obligations as provided in Section 9.2. The representations of USFloral will survive the Closing and will remain in effect until, and will expire upon the first anniversary of the Closing date, except for the representations set forth in Section 5.2, which will expire (i) upon the second anniversary of the Closing Date, as to the shares of USFloral Common Stock (if any) issued as part of the Initial Consideration or the Earn-Out Consideration, and (ii) upon the earlier of the exercise, termination or expiration of each Option.

     9.5 Remedies Cumulative. The remedies set forth in this Article 9 are cumulative and shall not be construed to restrict or otherwise affect any other remedies that may be available to the Indemnified Parties under any other agreement or pursuant to statutory or common law.

     9.6 Right to Set Off. USFloral shall have the right, but not the obligation, to set off, in whole or in part, against the Pledged Assets, amounts finally determined under Section 9.3 to be owed to USFloral by the Shareholders under Section 9.1 hereof.


 10. NONCOMPETITION

     10.1 Prohibited Activities. The Shareholders listed on Schedule 10.1 agree that for a period of two years following the Closing Date, they shall not:

          (a) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business selling any products or services in direct competition with the Surviving Corporation or USFloral, including without limitation the importing, brokerage, manufacture, assembly, packaging, distribution, shipping or marketing of floral products (including, without limitation, hardgoods), or any business engaging in the consolidation of the floral industry within the United States of America (the "Territory");

          (b) call upon any person who is, at that time, within the Territory, an employee of USFloral or any subsidiary of USFloral in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of USFloral or such subsidiary;

          (c) call upon any person or entity which is, at that time, or which has been, within one year prior to that time, a customer of USFloral or any subsidiaries of USFloral, the Company within the Territory for the purpose of soliciting or selling floral products within the Territory;

          (d) call upon any prospective acquisition candidate, on their own behalf or on behalf of any competitor, which candidate was either called upon by any of them or for which any of them made an acquisition analysis for themselves or USFloral or any subsidiaries of USFloral, the Company; or

          (e) disclose customers, whether in existence or proposed, of the Company to any person, firm, partnership, corporation or business for any reason or purpose whatsoever.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Shareholders from (i) acquiring as an investment not more than one percent of the capital stock of a competing business, whose stock is traded on a national securities exchange or in the over-the-counter market or (ii) engaging in any activity to which USFloral shall have provided its prior written consent.

     10.2 Damages. Because of the difficulty of measuring economic losses to USFloral and the Surviving Corporation as a result of the breach of the foregoing covenant, and because of the immediate and irreparable damage that would be caused to USFloral and the Surviving Corporation for which they would have no other adequate remedy, the Shareholders agree that, in the event of a breach by them of the foregoing covenant, the covenant may be enforced by USFloral or the Surviving Corporation by, without limitation, injunctions and restraining orders.

     10.3 Reasonable Restraint. It is agreed by the parties that the foregoing covenants in this Article 10 impose a reasonable restraint on the Shareholders in light of the activities and business of USFloral on the date of the execution of this Agreement and the current and future plans of USFloral and the Surviving Corporation (as successors to the businesses of the Company).

     10.4 Severability; Reformation. The covenants in this Article 10 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

     10.5 Independent Covenant. All of the covenants in this Article 10 shall be construed as an agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of the Shareholders against the Company, the Surviving Corporation or USFloral, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement of such covenants. It is specifically agreed that the period of two years stated above, shall be computed by excluding from such computation any time during which any Shareholder is in violation of any provision of this
Article 10 and any time during which there is pending in any court of competent jurisdiction any action (including any appeal from any judgment) brought by any person, whether or not a party to this Agreement, in which action USFloral or the Surviving Corporation seeks to enforce the agreements and covenants of the Shareholders or in which any person contests the validity of such agreements and covenants or their enforceability or seeks to avoid their performance or enforcement; provided, however, that if any Shareholder is found not to be in violation of the agreements or covenants in any such activity the period during which the action was pending shall not be excluded from such computation.

     10.6 Materiality. The Company and each Shareholder hereby agree that the covenants set forth in this Article 10 are a material and substantial part of the transactions contemplated by this Agreement, supported by adequate consideration.


 11. NONDISCLOSURE OF CONFIDENTIAL INFORMATION

     11.1 Shareholders. The Shareholders recognize and acknowledge that they have in the past, currently have, and in the future may possibly have, access to certain confidential information of the Company, such as, without limitation, lists of customers, operational policies, and pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. The Shareholders agree that they will not disclose any confidential information to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized representatives of USFloral, unless the Shareholders can show that such information has become known to the public generally through no fault of the Shareholders. In the event of a breach or threatened breach by the Shareholders of the provisions of this Article 12, USFloral and the Surviving Corporation shall be entitled to an injunction restraining the Shareholders from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting USFloral and the Surviving Corporation from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     11.2 USFloral. USFloral recognizes and acknowledges that it has in the past, currently has, and prior to the Closing Date will have, access to certain confidential information of the Company, such as lists of customers, operational policies, pricing and cost policies that are valuable, special and unique assets of the Company and the Company's business. USFloral agrees that it will not disclose any confidential information to any person, firm, corporation, association, or other entity for any purpose or reason whatsoever, prior to the Closing Date without prior written consent of the Shareholders. In the event of a breach or threatened breach by USFloral of the provisions of this Article 12, the Shareholders shall be entitled to an injunction restraining USFloral from disclosing, in whole or in part, such confidential information. Nothing contained herein shall be construed as prohibiting the Shareholders from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

     11.3 Damages. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which they would have no other adequate remedy, USFloral, the Surviving Corporation and the Shareholders agree that, in the event of a breach by any of them of the foregoing covenant, the covenant may be enforced against them by injunctions and restraining orders.


 12. GENERAL

     12.1 Termination. This Agreement may be terminated at any time prior to the Closing Date solely:

          (a) by mutual consent of the boards of directors of USFloral and the Company; or

          (b) by the Shareholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if the Closing shall not have occurred on or before April __, 1998, provided that the right to terminate this Agreement under this Section 12.1(b) shall not be available to either party (with the Shareholders and the Company deemed to be a single party for this purpose) whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c) by the Shareholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if there is or has been a material breach, failure to fulfill or default on the part of the other party (with the Shareholders and the Company deemed to be a single party for this purpose) of any of the representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, and the curing of such default shall not have been made or shall not reasonably be expected to occur before the Closing Date; or

          (d) by the Shareholders and the Company as a group, on the one hand, or by USFloral, on the other hand, if there shall be a final nonappealable order of a federal, provincial or state court in effect preventing consummation of the Share Sale; or there shall be any action taken, or any statute, rule regulation or order enacted, promulgated or issued or deemed applicable to the Share Sale by any Governmental Authority which would make the consummation of the Share Sale illegal.

     12.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become ineffective, and there shall be no liability or obligation on the part of any party hereto or its officers, directors or shareholders. Notwithstanding the foregoing sentence, (i) the provisions of this
Article 12 shall remain in full force and effect and survive any termination of this Agreement; (ii) each party shall remain liable for any breach of this Agreement prior to its termination; and (iii) in the event of termination of this Agreement pursuant to Section 12.1(c) above, then notwithstanding the provisions of Section 12.7 below, the breaching party (with the Shareholders and the Company deemed to be a single party for purposes of this Article 12), shall be liable to the other party to the extent of the expenses incurred by such other party in connection with this Agreement and the transactions contemplated hereby, as well as any damages in accordance with applicable law.

     12.3 Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of USFloral, and the heirs and legal representatives of the Shareholders.

     12.4 Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. Each of the Schedules to this Agreement is incorporated herein by this reference and expressly made a part hereof. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. This Agreement shall not be amended or modified except by a written instrument duly executed by each of the parties hereto, or in accordance with Section 10.4. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     12.5 Counterparts. This Agreement may be executed by facsimile in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original, and all of which counterparts taken together shall constitute but one and the same instrument.

     12.6 Brokers and Agents. USFloral represents and warrants to the Company and the Shareholders, and the Company and each Shareholder represents to USFloral, that it has not employed any broker or agent in connection with the transactions contemplated by this Agreement and agrees to indemnify the other against all losses, damages or expenses relating to or arising out of claims for fees or commission of any broker or agent employed or alleged to have been employed by such party.

     12.7 Expenses. USFloral has and will pay the fees, expenses and disbursements of USFloral and its agents, representatives, accountants and counsel incurred in connection with the subject matter of this Agreement. The Shareholders (and not the Company) have and will pay the fees, expenses and disbursements of the Shareholders, the Company, and their agents, representatives, financial advisers, accountants and counsel incurred in connection with the subject matter of this Agreement.

     12.8 Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the noncompetition provisions set forth in Article 10 and the confidentiality obligations set forth in Article 11. It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties, covenants and agreements contained in this Agreement.

     12.9 Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by telefax (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

     If to USFloral or the Surviving Corporation to:

          U.S.A. Floral Products, Inc.
          1025 Thomas Jefferson Street, N.W.
          Suite 600 West
          Washington DC  20007
          Attn: Robert J. Poirier
          Chairman, President and Chief Executive Officer
          (Telefax:  (202) 333-0803)

          with a required copy to:

          David A. Gerson, Esquire
          Morgan, Lewis & Bockius LLP
          One Oxford Centre
          Pittsburgh, PA 15219
          (Telefax: (412) 560-3399)

     If to any Shareholder to:

          David Austin
          David L. Jones Wholesale Ltd.
          3737 Marine Way
          Burnaby, B.C.  V5J 5A7
          Canada
          (Telefax: (604) 451-7297)
          with a required copy to:

          J. Thomas English
          Fraser & Beatty
          15th Floor, The Grosvenor Building
          1040 West Georgia Street
          Vancouver, B.C.  V6E 4H8
          Canada
          (Telefax: (604) 683-5214)

or to such other address as the person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, telefaxed, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

     12.10 Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the Province of British Columbia, without giving effect to any of the conflicts of laws provisions thereof that would require the application of the substantive laws of any other jurisdiction.

     12.11 Severability. If any provision of this Agreement or the application thereof to any person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. The preceding sentence is in addition to and not in place of the severability provisions in Section 10.4.

     12.12 Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will any provision be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder, employee or partner of any party hereto or any other person or entity.

     12.13 Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

     12.14 Accounting Terms. Except as otherwise expressly provided herein or in the Schedules, all accounting terms used in this Agreement shall be interpreted, and all financial statements, Schedules, certificates and reports as to financial matters required to be delivered hereunder shall be prepared, in accordance with GAAP consistently applied.

                          [Execution Pages Following]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              U.S.A. FLORAL PRODUCTS, INC.


                              By:   /s/  Robert J. Poirier
                                 -----------------------------------------------
                                     Name:  Robert J. Poirier
                                     Title: Chairman, President and CEO


                              DAVID L. JONES WHOLESALE, LTD.


                              By:  /s/   Ken Austin
                                 -----------------------------------------------
                                     Name:  Ken Austin
                                     Title: President


                              SHAREHOLDERS:

                              Ken Austin Holdings Inc.

                              by:
                                 -----------------------------------------------
                                     Name:
                                     Title:

                                   /s/  Ronald Andrews
                                 -----------------------------------------------
                                 Ronald Andrews

                                   /s/  Joseph Crowder
                                 -----------------------------------------------
                                 Joseph Crowder

                                   /s/  Stanley Dart
                                 -----------------------------------------------
                                 Stanley Dart

                                   /s/  Arnold Glencross
                                 -----------------------------------------------
                                 Arnold Glencross



                      [SIGNATURES CONTINUED ON NEXT PAGE]

                                   /s/  Antonius Graaf
                                 -----------------------------------------------
                                 Antonius Graaf

                                   /s/  Simon Lai
                                 -----------------------------------------------
                                 Simon Lai

                                   /s/  Martin Shigehiro
                                 -----------------------------------------------
                                 Martin Shigehiro

                                   /s/  Bryan Street
                                 -----------------------------------------------
                                 Bryan Street

                                   /s/  Frank Verkerk
                                 -----------------------------------------------
                                 Frank Verkerk

                                   /s/  Scott Wells
                                 -----------------------------------------------
                                 Scott Wells

                                   /s/  Daniel Welsh
                                 -----------------------------------------------
                                 Daniel Welsh

                                   SCHEDULES


SCHEDULE 1.2             [Add-backs]

SCHEDULES TO ARTICLE 4   [Schedules of exceptions to the representations and
                         warranties]

SCHEDULE 10.01 [List of shareholders subject to noncompetition provisions]



The Schedules to this Agreement will be provided to the Commission supplementally upon request.